UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRC Global™

One Company. One Brand.
One Global PVF Distribution Leader.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
and PROXY STATEMENT

March 20, 2017

Dear Fellow Stockholders:

We are pleased to invite you to the 2017 Annual Meeting of Stockholders that will be held on Tuesday, May 2, 2017, at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010, at 10:00 a.m. Houston, Texas time.

The matters to be acted upon at the meeting are described in the accompanying Proxy Statement. We will provide time at the Annual Meeting for business related questions and comments.

It is important that your shares be represented and voted at the meeting. I urge you to submit your proxy using the internet or telephone or by completing your Proxy Card (or voting instruction form, if you hold shares through a broker) and mailing in the envelope provided. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for being a stockholder and for the trust and continued interest you have in MRC Global Inc.

Best regards,

/s/ Rhys J. Best

Rhys J. Best

Chairman

Notice of 2017 Annual Meeting of Stockholders

Date and Time Tuesday, May 2, 2017 10:00 a.m. Houston, Texas time

Place Fulbright Tower Auditorium 1301 McKinney Street Houston, Texas 77010

Items to be Voted On

1.	Elect the 10 director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors as directors, each for a one-year term.

2.	Consider and act upon an advisory approval of a non-binding resolution approving the Company’s named executive officer compensation.

3.	Consider and act upon the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2017.

4.	Act on any other business which may properly come before the Annual Meeting or any reconvened meeting after adjournment.

Record Date

You can vote and attend the Annual Meeting if you were a holder of record of the Company’s common or preferred stock at the close of business on March 8, 2017.

By Order of the Board of Directors,

/s/ Daniel J. Churay

Daniel J. Churay

Executive Vice President – Corporate Affairs,

General Counsel and Corporate Secretary

March 20, 2017

MRC Global Inc.

1301 McKinney Street, Suite 2300

Houston, Texas 77010

Proxy Voting

Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

Advance Voting Methods
Telephone
Internet
Mail

•  Call the toll-free telephone number shown in the instructions included on your Notice.

•  Vote via the internet on the website as described in the instructions included on your Notice.

•  If you receive a paper copy of the proxy materials, complete, sign, date, and return your proxy card or voting instruction form if you hold shares through a broker.

We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about March 20, 2017.

MRC Global’s Proxy Statement and 2016 Annual Report for the fiscal year ended December 31, 2016 are available at www.edocumentview.com/MRC.

MRC GLOBAL INC. PROXY STATEMENT

i

ii

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement before voting. For more complete information on the 2016 financial and operating performance of MRC Global Inc. (“MRC Global”, the “Company”, “we”, “us” or “our”), please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 17, 2017 and can be found on the internet at www.edocumentview.com/MRC.

Voting Matters

Stockholders are being asked to vote on the following matters at the 2017 Annual Meeting of Stockholders:

Our Board’s Recommendation
Item I.	Election of Directors (page 16)
	The Board believes that the 10 director nominees possess the necessary qualifications, attributes, skills and experience to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of the stockholders.	FOR each director nominee
Item II.	Advisory Vote to Approve Executive Compensation (page 47)
	The Company seeks a non-binding advisory vote to approve the compensation of its Named Executive Officers as described in the Compensation Discussion and Analysis section beginning on page 25, the 2016 Executive Compensation Program Description beginning on page 35, and the compensation tables section beginning on page 50. The Board values stockholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR
Item III.	Ratification of the Appointment of Ernst & Young LLP as Independent Auditors (page 66)
	The Audit Committee and the Board believe that the retention of Ernst & Young LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2017 is in the best interests of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the Independent Auditors.	FOR

Director Nominees

Name	Age at Annual Meeting	Director Since	Professional Background	Committee Memberships	Other Public Company Boards
Rhys J. Best●	70	2007	Chairman of the Board of MRC Global Inc., Former Chairman, President and CEO of Lone Star Technologies, Inc.	«	3
Leonard M. Anthony●	62	2008	Former President and CEO of WCI Steel, Inc.	Gov (CH), Aud, F	2
Barbara J. Duganier●	58	2015	Former Global Chief Strategy Officer of Accenture and Former Global Chief Financial Officer of Andersen Worldwide	Aud (CH), F, Gov	1
Craig Ketchum	60	2007	Former Chairman of the Board, President and CEO		--
Gerard P. Krans●	69	2009	Former Chairman and CEO of the Board of Transmark Holdings N.V.	Gov	--
Andrew R. Lane	57	2008	President and Chief Executive Officer		--
Dr. Cornelis A. Linse●	67	2010	Chairman of the Netherlands Commission for Environmental Impact Assessment	Comp	--
John A. Perkins●	69	2009	Former CEO of Truflo International plc	Aud, F, Comp	--
H.B. Wehrle, III	65	2007	Former Chairman of the Board, President and CEO		--
Robert L. Wood●	63	2015	Former Chairman, President and CEO of Chemtura Corporation	Comp (CH), Gov	2

●	Independent Director	Comp	Compensation Committee	Gov	Governance Committee	F	Audit Committee Financial Expert
Aud	Audit Committee	«	Chairman of the Board	CH	Committee Chair

Governance Highlights

We are committed to high standards of corporate governance and have a robust corporate governance program intended to promote the long-term success of our Company. Some highlights of our corporate governance practices are listed below.

Board Structure and Governance

✓  Seven of our current Board members are independent.

✓  Each of the Audit, Compensation and Governance Committees is comprised entirely of independent directors.

✓  The directors regularly hold executive sessions at each Board meeting.

✓  Our Chairman of the Board is independent and provides independent oversight of senior management and Board matters.

✓  All directors are elected annually based on a plurality of the votes cast in uncontested elections, with a director resignation policy requiring resignation if a director receives a greater number of “withhold” votes than “for” votes in his or her election.

✓  The Board has an average director tenure of seven years and reflects a balanced mix of directors with deep Company and industry knowledge, and fresh and diverse perspectives.

✓  The Board and each Committee annually conducts a thorough self-assessment process focused on Board or Committee performance, respectively.

Corporate Responsibility	✓ We have a strong ethics program with standards of business conduct that help guide and promote good governance, responsible business practices and the highest standards of integrity.

Stock Ownership

✓  We have stock ownership guidelines of 5x base salary for the CEO and 3x base salary for other NEOs.

✓  We have stock ownership guidelines of 5x the annual cash retainer for our non-employee directors.

✓  We prohibit hedging and pledging of our Company securities by directors and executive officers.

2016 Financial and Operational Highlights

Financial and operational highlights from fiscal year 2016 include:

• Sales of $3 billion	• Net loss to common stockholders of $107 million
• Gross profit of $468 million (15.4% of sales)	• Adjusted EBITDA (defined on page 26) of $75 million
• Adjusted gross profit of $523 million (17.2% of sales)+	• Cash Flow from Operations of $253 million
• Share repurchases of $95 million	• Reduced net debt by $145 million

+We calculate adjusted gross profit as gross profit plus depreciation and amortization, amortization of intangibles and the increase (decrease) in our last-in, first out inventory reserve.

2016 Executive Compensation Highlights

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our named executive officers, who are critical to the Company’s long-term success. Our compensation program is based upon and is designed to address three core principles:

Executive officer goals are linked with stockholder interests	The Company’s compensation policies are designed to align the interests of our executive officers with those of our stockholders.
Pay is significantly performance-based

We provide executive compensation from a total direct compensation perspective. This consists of fixed and variable pay, with an emphasis on variable pay to reward short-term performance measured against pre-established operational goals and objectives and long-term pay in the form of restricted stock units and performance share units. Restricted stock unit values increase or decrease with share price. Vesting of performance units depends on relative shareholder value compared to companies in the OSX index (defined on page 26) and achievement of RANCE targets (defined on page 26).

Compensation opportunities are competitive to attract and retain talented employees

Each year, the compensation committee of the board of directors (the “Compensation Committee”) assesses the competitiveness of total compensation levels for executives to enable the Company to successfully attract and retain executive talent.

Our Compensation Committee, which is comprised solely of independent directors, is responsible for oversight of our executive compensation program and determines the compensation to be paid to our executive officers (other than our CEO). With respect to our CEO, the Compensation Committee makes recommendations to our full Board regarding CEO compensation, and the full Board determines CEO compensation. The Compensation Committee makes decisions on executive compensation from a total direct compensation perspective. Total direct compensation is comprised of base salary, annual cash incentive and long-term stock-based incentive compensation. A substantial portion of our executives’ compensation is performance-based and at-risk. In addition, our compensation program has a significant component of long-term equity awards rather than cash compensation. We believe this maximizes retention and aligns a substantial portion of our named executive officers’ compensation directly with stockholders’ interests.

2016 Target Compensation

2016 Oil and Gas Market Downturn – Actions Taken

Action	Objective of Action
✓ No base salary increases were awarded to NEOs in 2016.	In light of continuing depressed conditions in the oil and gas markets to avoid cost increases.

✓    In early 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided to continue the application of a reduction factor to payouts achieved under the annual incentive plan. A reduction factor had been applied in 2015 as well; in 2016 the reduction factor was further increased, reducing the potential payout even lower; 2016 annual incentive plan payouts are lower than would have been achieved for 2016 performance using the normalized payout scale.

To proactively reduce annual cash incentive plan payouts due to an expectation of continuing depressed conditions in the oil and gas markets and, therefore, an expectation of reduced earnings for MRC Global in 2016.

✓     The Compensation Committee eliminated individual key performance indicators (KPIs) from the annual incentive plan for the NEOs. 2016 annual cash incentive payouts were only based on the achievement of Company financial metrics.

To further align annual cash incentive payout for NEOs with Company financial performance.

Key Features of our Executive Compensation Program

What We Do
✓ We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when performance objectives are achieved (Page 27).
✓ We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 38).
✓ We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 39).
✓ We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 38).

✓     Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative stock performance and RANCE. We award restricted stock units to tie realized value to stock price and to provide retention value (Page 42).

✓ We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 44).

✓     We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 45).

✓ We have a fully independent Compensation Committee (Page 46).
✓ Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 33).
✓ We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 34).
✓ We have an annual Say-on-Pay vote and actively engage with our investors (Page 47).

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis” on page 25.

What We Don’t Do
No guaranteed incentives (Page 38).
No re-pricing of stock options permitted without approval from stockholders (Page 45).
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 45).
No pledging of our shares by executive officers or directors permitted* (Page 45).

*Except that prior to our initial public offering in 2012, the Board of Directors permitted Mr. Krans to pledge his interests in certain limited liability units, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 45). No other pledges have been permitted.

More than 98% of the votes cast on our 2016 say-on-pay proposal were in favor of our executive compensation program and policies.

The Board of Directors continues to believe that our executive compensation program and policies are effective in achieving the Company’s core principles. Our Board recommends that stockholders vote FOR the Company’s 2017 Say-on-Pay proposal.

Deadlines for Submitting Shareholder Proposals for 2018 Annual Meeting of Stockholders

Proposals for inclusion in our proxy statement for our 2018 annual meeting of stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by the Corporate Secretary of the Company no later than November 16, 2017.

Notice of a stockholder nomination for candidates for the Board or any other business to be considered at our 2018 annual meeting of stockholders must be received by the Company no earlier than the close of business on December 29, 2017 and no later than the close of business on January 27, 2018.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors of MRC Global Inc., a Delaware corporation (the “Company”), for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened meeting after an adjournment or postponement of the Annual Meeting. We will hold the Annual Meeting at the Fulbright Tower Auditorium, 1301 McKinney Street, Houston, Texas 77010 on Tuesday, May 2, 2017, at 10:00 a.m. Houston, Texas time. When used in this Proxy Statement, references to “MRC Global”, “we”, “our” and “us” mean the Company.

We have two classes of stock: common stock, $.01 par value per share (“common stock”), and 6.5% Series A Convertible Perpetual Preferred Stock (“preferred stock”, and together with the common stock (“stock”). You are receiving these materials because, at the close of business on March 8, 2017 (the “Record Date”), you owned shares of common stock or preferred stock. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting. Each common stockholder will have one vote on each matter for every share of MRC Global common stock owned on the Record Date. On the Record Date, we had a total of 95,035,080 shares of common stock outstanding and 94,725,406 shares entitled to vote at the meeting. Any shares held in our treasury on the Record Date are not considered outstanding and will not be voted or considered present at the meeting. On the Record Date, we had a total of 363,000 shares of preferred stock outstanding entitled to 20,302,009 votes at the Annual Meeting, which number is equal to the number of shares of common stock into which the shares of preferred stock could be converted on the Record Date, rounded to the nearest share. Holdings of the common stock and the preferred stock vote together on all matters as a single class.

How is MRC Global distributing proxy materials? Is MRC Global using the SEC’s “Notice and Access” rule?

Under Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our stockholders. On or about March 20, 2017, we expect to mail our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials online, and to make the materials available as of that date on www.edocumentview.com/MRC. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you received a Notice by mail and would like to receive a copy of our proxy materials, follow the instructions contained on the Notice about how you may request to receive a copy electronically or in printed form on a one-time or ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet as we believe electronic delivery will expedite the receipt of materials while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.

In addition to this Proxy Statement and Notice, our proxy materials include our 2016 Annual Report (the “Annual Report”) (which includes the Form 10-K).

Copies of the Form 10-K, as well as other periodic filings by the Company with the SEC, are also available on our website at http://www.mrcglobal.com by clicking on “Investor Relations” and “SEC Filings”. The information included in our website is not incorporated herein by reference.

A copy of the proxy materials, including the Annual Report, will be furnished to you free of charge upon a request in writing to our Corporate Secretary or proxy solicitor at, respectively:

MRC Global Inc. Office of the Corporate Secretary Fulbright Tower 1301 McKinney Street, Suite 2300 Houston, Texas 77010 Attention: Daniel J. Churay Telephone: (713) 655-1005 or (877) 294-7574	Morrow Sodali LLC 470 West Avenue Stamford, CT 06902 Telephone: (203) 658-9400

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for director and other matters to be voted on at the Annual Meeting. It also:

(i)	explains the voting process and requirements;
(ii)	describes the compensation of our principal executive officer, our principal financial officer and our five other most highly compensated officers (collectively referred to as our “named executive officers” or “NEOs”);
(iii)	describes the compensation of our directors; and
(iv)	provides certain other information that SEC rules require.

Note that we had seven named executive officers for 2016, as defined under SEC rules, because Scott Hutchinson, who retired effective April 1, 2016 as senior vice president, US operations of the Company and Rory Isaac, who retired effective April 1, 2016 as senior vice president, business development of the Company, were each one of our top three highest paid executive officers (other than our chief executive officer (“CEO”) and our chief financial officer (“CFO”)) based on their total compensation during 2016, although neither was serving as an executive officer as of the last day of 2016.

What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?

The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Company Proposals	How may I vote?	How does the Board recommend that I vote?
I. Election of the 10 director nominees named in this Proxy Statement, each for a one-year term

You may:

(i) vote FOR the election of all nominees;

(ii) WITHHOLD authority to vote for all nominees; or

(iii) vote FOR the election of all nominees except for those nominees with respect to whom your vote is specifically withheld by indicating in the space provided on the proxy.

FOR the election of all 10 director nominees
II. Approve on an advisory basis the Company’s named executive officer compensation	You may vote FOR or AGAINST the non-binding, advisory resolution approving named executive officer compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the approval of a non-binding, advisory resolution approving the Company’s named executive officer compensation
III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017	You may vote FOR or AGAINST the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017, or you may indicate that you wish to ABSTAIN from voting on the matter.	FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017

We are not aware of any matter to be presented at the Annual Meeting that is not included in this Proxy Statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the Annual Meeting.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name”. Your broker or bank is considered the stockholder of record for purposes of voting at the Annual Meeting. Your broker or bank should provide you with instructions for directing the broker or bank how to vote your shares.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

Vote in person at the Annual Meeting	Call the toll-free number shown in the instructions included on your Notice

If you receive a paper copy of the proxy materials, complete, sign, date and return the proxy card or voting instruction form	Vote on the internet on the website shown in the instructions included on your Notice

Unless you or your representative attend the Annual Meeting in person, the Company must receive your vote, either by telephone, internet, proxy card or voting instruction form by 12:59 a.m., Houston, Texas time on May 2, 2017 to be counted. Internet and telephone voting facilities will close at 12:59 a.m. Houston, Texas time on May 2, 2017.

If I hold shares in street name, does my broker need instructions in order to vote my shares?

Under rules of the New York Stock Exchange (the “NYSE”), if you hold shares of stock in street name and do not submit specific voting instructions to your brokers, banks or other nominees, they generally will have discretion to vote your shares on routine matters such as Proposal III, but will not have the discretion to vote your shares on non-routine matters, such as Proposals I and II. When the broker, bank or other nominee is unable to vote on a proposal because the proposal is not routine and you do not provide any voting instructions, a broker non-vote occurs and, as a result, your shares will not be voted on these proposals.

Therefore:

•	on the non-routine proposals of election of directors (Proposal I) and approval, on an advisory basis, of a non-binding advisory resolution approving our executive compensation (Proposal II), your broker, bank or nominee will not be able to vote without instruction from you; and

•	on the routine proposal of ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal III), your broker, bank or nominee may vote in their discretion without instruction from you.

How do I vote my shares?

If you are a stockholder of record, you can ensure your vote is cast at the meeting by calling the toll-free telephone number or by using the internet as described in the instructions included on the Notice. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning your proxy card or voting instruction form. Your vote will be cast in accordance with the instructions authorized by telephone or internet or included on a properly signed and dated proxy card or voting instruction form, as applicable. If you are a stockholder, you can also attend the Annual Meeting in person and vote, or you can send a representative to the meeting with a signed proxy to vote on your behalf. If you do not vote by telephone or internet, return a signed proxy card or voting instruction form or attend the meeting in person or by representative and vote, no vote will be cast on your behalf. The Notice and proxy card or voting instruction form each indicates on its face the number of shares registered in your name at the close of business on the Record Date, which number corresponds to the number of votes you will be entitled to cast at the meeting on each proposal.

You are urged to follow the instructions on your Notice, proxy card or voting instruction form to indicate how your vote is to be cast.

Pursuant to Section 212(c) of Delaware Law, stockholders may validly grant proxies over the internet. Your internet vote authorizes the proxies designated by the Company to vote your shares in the same manner as if you had returned a proxy card or voting instruction form. In order to vote over the internet, follow the instructions provided on your Notice. If you hold shares in street name, you are encouraged to contact your bank or broker to obtain and return the appropriate voting instruction form.

What if I return my proxy card or vote by internet or phone but do not specify how I want to vote?

If you are a stockholder of record and sign and return your proxy card or complete the internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

I.	FOR the election of the 10 director nominees.
II.	FOR the approval, on an advisory basis, of a non-binding advisory resolution approving the Company’s named executive officer compensation.
III.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

What can I do if I change my mind after I vote my shares?

Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any stockholder who authorizes his or her vote by telephone or by internet or executes and returns a proxy card or voting instruction form may revoke the proxy before it is voted by:

•	notifying in writing the Corporate Secretary of MRC Global Inc. at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attention: Daniel J. Churay;
•	executing and returning a subsequent proxy;
•	subsequently authorizing the individuals designated by the Company to vote his or her interests by calling the toll-free telephone number or by using the internet as described in the instructions included on his or her Notice; or
•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting.

What shares are included on my proxy card?

You will receive one proxy card for all the shares of MRC Global that you hold as a stockholder of record (in certificate form or in book-entry form). If you hold your shares of MRC Global in street name, you will receive voting instructions for each account you have with a broker or bank.

How may I obtain directions to attend the Annual Meeting?

If you need assistance with directions to attend the Annual Meeting, call us at 713-655-1005 or 877-294-7574 or write us at MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010, Attn: Corporate Secretary.

What is the quorum requirement for the Annual Meeting?

There must be a quorum to take action at the Annual Meeting (other than action to adjourn or postpone the Annual Meeting for lack of a quorum). A quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the Annual Meeting will be considered part of the quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement
I. Election of the 10 director nominees named in this Proxy Statement, each for a one-year term

Each director must be elected by a plurality of the votes cast. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes is expected to tender to the Board the director’s resignation promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject the resignation within 90 days following the certification of election results and publicly disclose its decision.

II. Approve, on an advisory basis, a non-binding advisory resolution approving the Company’s named executive officer compensation

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

III. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017	To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Other matters that may properly come before the Annual Meeting may or may not require more than a majority vote under our bylaws, our Amended and Restated Certificate of Incorporation, the laws of Delaware or other applicable laws, depending on the nature of the matter.

Who will count the votes?

A representative of Computershare Trust Company, N.A. will act as the inspector of elections and count the votes.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We also will disclose the final voting results in a Form 8-K within four business days after the Annual Meeting.

May I propose actions for consideration at the 2018 annual meeting of stockholders?

Yes. For your proposal to be considered for inclusion in our Proxy Statement for the 2018 annual meeting of stockholders, we must receive your written proposal no later than November 16, 2017. If we change the date of the 2018 annual meeting of stockholders by more than 30 days from the anniversary of the date of this year’s Annual Meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2018 annual meeting of stockholders, we must receive a written notice of the proposal no earlier than the close of business on December 29, 2017 and no later than the close of business on January 27, 2018. Your submission must contain the additional information that our bylaws require. Proposals should be addressed to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Who is paying for this proxy solicitation?

Our Board is soliciting your proxy. We expect to solicit proxies in person, by telephone or by other electronic means. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902 to assist in this solicitation. We expect to pay Morrow Sodali LLC an estimated $7,500 in fees, plus expenses and disbursements.

We will pay the expenses of this proxy solicitation, including the cost of preparing, printing and mailing the Notice, this Proxy Statement and related proxy materials. These expenses may include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxy materials to beneficial owners of MRC Global shares.

Are you “householding” for stockholders sharing the same address?

The SEC has adopted rules that allow a company to deliver a single Notice or set of proxy materials to an address shared by two or more of its stockholders. This method of delivery, known as “householding”, permits us to realize cost savings and reduces the amount of duplicate information stockholders receive. In accordance with notices sent to stockholders sharing a single address, we are sending only one Notice (or, if requested, one set of proxy materials) to that address unless we have received contrary instructions from a stockholder at that address. Any stockholders who object to, or wish to begin householding may notify the Corporate Secretary of the Company orally or in writing at the telephone number or address, as applicable, set forth above. We will deliver promptly an individual copy of the Notice and, if requested, proxy materials, to any stockholder who revokes its consent to householding upon our receipt of such revocation.

If you would like to receive a copy of this Proxy Statement and our 2016 Annual Report, we will promptly send you a copy upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-962-4284. You can call the same phone number to notify us that you wish to receive a separate Annual Report or Proxy Statement in the future or to request delivery of a single copy of any materials if you are receiving multiple copies now.

STOCK OWNERSHIP INFORMATION

Security Ownership of Officers and Directors

The following table shows, as of February 28, 2017, the number of shares of our common stock beneficially owned by each of our directors, each of our named executive officers and all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities that the table names have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this report are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o MRC Global Inc., Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

As of February 28, 2017, the directors and executive officers beneficially owned 6.3% of our outstanding common stock, and none of our directors or executive officers owned any shares of our outstanding preferred stock. The percentage beneficially owned was calculated based on 95,378,257 shares of common stock outstanding on February 28, 2017.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding

Andrew R. Lane(1)	1,697,542	1.8%

James E. Braun(2)	337,323	*

Daniel J. Churay(3)	165,637	*

Grant R. Bates(4)	60,439	*

John L. Bowhay(5)	25,927	*

Leonard M. Anthony(6)	80,459	*

Rhys J. Best(7)	93,018	*

Barbara J. Duganier(8)	17,431	*

Craig Ketchum(9)	1,037,552	1.1%

Gerard P. Krans(10)	1,689,141	1.8%

Dr. Cornelis A. Linse(11)	53,831	*

John A. Perkins(12)	88,622	*

H.B. Wehrle, III(13)	453,559	*

Robert L. Wood(14)	19,585	*

All directors and executive officers, as a group (19 persons)(15)	6,032,776	6.3%

Scott Hutchinson(16)	148,406	*

Rory M. Isaac(17)	170,302	*

*Less	than 1%.

(1)	Mr. Lane owns no shares of our common stock directly. Mr. Lane owns, through a family limited partnership, (a) 328,305 shares of common stock, which includes 40,319 shares of unvested restricted stock, and (b) options to purchase 1,369,237 shares of our common stock that are exercisable within the next 60 days. In addition, Mr. Lane has 421,863 unvested restricted share units (“RSUs”) that are not reflected in the table.

(2)	Mr. Braun owns (a) 75,898 shares of our common stock directly, which includes 14,467 shares of unvested restricted stock, and (b) options to purchase 261,425 shares of our common stock that are exercisable within the next 60 days. In addition, Mr. Braun has 55,684 unvested RSUs that are not reflected in the table.

(3)	Mr. Churay owns 550 shares of common stock through an Individual Retirement Account. Mr. Churay also directly owns (a) 21,275 shares of our common stock, which includes 8,504 shares of unvested restricted stock, and (b) options to purchase 143,812 shares of our common stock that are exercisable within the next 60 days. In addition, Mr. Churay has 35,873 unvested RSUs that are not reflected in the table.

(4)	Mr. Bates owns (a) 13,464 shares of our common stock directly, which includes 548 shares of unvested restricted stock, and (b) options to purchase 46,975 shares of our common stock that are exercisable within the next 60 days. In addition, Mr. Bates has 40,915 unvested RSUs that are not reflected in the table.

(5)	Mr. Bowhay owns (a) 17,942 shares of our common stock directly, which includes 4,511 shares of unvested restricted stock, and (b) options to purchase 7,985 shares of our common stock that are exercisable within the next 60 days. In addition, Mr. Bowhay has 36,566 unvested RSUs that are not reflected in the table.

(6)	Mr. Anthony owns (a) 50,122 shares of our common stock directly, which includes 9,246 shares of unvested restricted stock that will vest on April 28, 2017, and (b) options to purchase 30,337 shares of our common stock that are exercisable within the next 60 days.

(7)	Mr. Best owns 10,930 shares of our common stock indirectly through his limited liability company. Mr. Best also owns (a) 41,196 shares of our common stock directly, which includes 12,944 shares of unvested restricted stock that will vest on April 28, 2017, and (b) options to purchase 40,892 shares of our common stock that are exercisable within the next 60 days.

(8)	Ms. Duganier owns 17,431 shares of our common stock directly, which includes 9,246 shares of unvested restricted stock that will vest on April 28, 2017.

(9)	Mr. Ketchum owns 964,880 shares of our common stock indirectly through a limited liability company. Mr. Ketchum also owns (a) 53,542 shares of our common stock directly, which includes 9,246 shares of unvested restricted stock that will vest on April 28, 2017, and (b) options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(10)	Mr. Krans owns 1,648,512 shares of our common stock indirectly through his limited liability company which are subject to a security interest. Mr. Krans also owns (a) 18,802 shares of our common stock directly, which includes 9,246 shares of unvested restricted stock that will vest on April 28, 2017, and (b) options to purchase 21,827 shares of our common stock that are exercisable within the next 60 days.

(11)	Dr. Linse owns (a) 29,308 shares of our common stock directly, which includes 9,246 shares of unvested restricted stock that will vest on April 28, 2017, and (b) options to purchase 24,523 shares of our common stock that are exercisable within the next 60 days.

(12)	Mr. Perkins owns (a) 65,122 shares of our common stock directly, which includes 9,246 shares of unvested restricted stock that will vest on April 28, 2017, and (b) options to purchase 23,500 shares of our common stock that are exercisable within the next 60 days.

(13)	Mr. Wehrle owns (a) 2,567 shares of our common stock indirectly through ownership by his spouse, (b) 422,616 shares of our common stock directly through a living trust of which he is the sole trustee and sole beneficiary, and (c) 9,246 shares of unvested restricted stock directly that will vest on April 28, 2017. Mr. Wehrle also owns options to purchase 19,130 shares of our common stock that are exercisable within the next 60 days.

(14)	Mr. Wood owns 19,585 shares of common stock directly, which includes 9,246 shares of unvested restricted stock that will vest on April 28, 2017.

(15)	The number of shares of our common stock that all of our directors and executive officers own as a group (including by any named executive officers and any non-NEO executive officers) includes those shares reflected in footnotes 1-14 above and 132,866 shares held as exercisable by non-NEO executive officers within 60 days.

(16)	Mr. Hutchinson retired on April 1, 2016. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on Mr. Hutchinson’s Form 4 before his retirement and adjusted for post-retirement vesting activities. As of the date of his retirement, Mr. Hutchinson owned (a) 36,985 shares of our common stock directly, which includes 6,466 shares of unvested restricted stock, (b) options to purchase 111,421 shares of our common stock that are exercisable within the next 60 days and (c) 4,250 unvested RSUs that are not reflected in the table.

(17)	Mr. Isaac retired on April 1, 2016. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on Mr. Isaac’s Form 4 before his retirement and adjusted for post-retirement vesting activities. As of the date of his retirement, Mr. Isaac owned (a) 84,358 shares of our common stock directly, which includes 7,302 shares of unvested restricted stock, and (b) options to purchase 85,944 shares of our common stock that are exercisable within the next 60 days and (c) 4,699 unvested RSUs that are not reflected in the table.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding preferred stock and/or our outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding

Mario Investments LLC(1) c/o Davis Polk & Wardwell LLP 450 Lexington Ave. New York, NY 10017	20,302,009	17.6%

FMR LLC(2) 245 Summer Street Boston, MA 02210	7,217,100	7.6%

The Vanguard Group(3) 100 Vanguard Blvd. Malvem, PA 19355	7,179,356	7.5%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	6,404,537	6.7%

Dimensional Fund Advisors LP(5) Building One 6300 Bee Cave Road Austin, TX 78746	5,391,871	5.7%

Tweedy, Browne Company LLC(6) One Station Place Stamford, CT 06902	4,805,543	5.0%

(1)	On June 19, 2015, Mario Investments LLC, Cornell Capital Special Situations Partners II LP, Cornell Capital GP II LP, Cornell Investment Partners LLC, and Henry Cornell filed a Schedule 13D reporting shared beneficial ownership of 20,302,009 shares of preferred stock on an as converted basis, which represents 17.6% of MRC Global’s outstanding common stock and preferred stock on an as converted basis, and 100% of MRC Global’s preferred stock.

(2)	On February 14, 2017, FMR LLC filed Schedule 13G with the SEC reporting sole beneficial ownership of 7,217,100 shares of common stock, which represents 7.6% of MRC Global’s outstanding common stock. The business address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)	On February 10, 2017, The Vanguard Group filed Schedule 13G with the SEC reporting sole beneficial ownership of 7,179,356 shares of common stock, which represents 7.5% of MRC Global’s outstanding common stock. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvem, PA 19355.

(4)	On January 25, 2017, BlackRock, Inc. filed Schedule 13G/A with the SEC reporting sole beneficial ownership of 6,404,537 shares of common stock, which represents 6.7% of MRC Global’s outstanding common stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)	On February 9, 2017, Dimensional Fund Advisors LP filed Schedule 13G with the SEC reporting sole beneficial ownership of 5,391,871 shares of common stock, which represents 5.7% of MRC Global’s outstanding common stock. The business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 07846.

(6)	On January 6, 2017, Tweedy, Browne Company LLC filed Schedule 13G reporting sole beneficial ownership of 4,805,543 shares of common stock, which represents 5.0% of MRC Global’s outstanding common stock. The business address for Tweedy, Browne Company LLC is One Station Place, Stamford, CT 06902.

Preferred Stock Issuance

In June 2015, we filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, Rights and Limitations of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designations”) creating the Series A Convertible Perpetual Preferred Stock, par value $0.01 per share (the “preferred stock”), and establishing the designations, preferences, and other rights of the preferred stock. On June 10, 2015, we issued 363,000 shares of preferred stock and received gross proceeds of $363 million.

The preferred stock ranks senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The preferred stock has a stated value of $1,000 per share, and holders of the preferred stock are entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum. Holders of the preferred stock are entitled to vote together with the holders of the common stock as a single class, in each case, on an as-converted basis, except where a separate class vote of the common stockholders is required by law. Holders of the preferred stock have certain limited special approval rights, including with respect to the issuance of pari passu or senior equity securities of the Company.

The preferred stock is convertible at the option of the holders into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of preferred stock, which represents an initial conversion price of approximately $17.88 per share of common stock, subject to adjustment. On or after the fifth anniversary of the initial issuance of the preferred stock, the Company will have the option to redeem, in whole but not in part, all the outstanding shares of preferred stock, subject to certain redemption price adjustments on the basis of the date of the conversion. We may elect to convert the preferred stock, in whole but not in part, into the relevant number of shares of common stock on or after the 54th month after the initial issuance of the preferred stock if the last reported sale price of the common stock has been at least 150% of the conversion price then in effect for a specified period. The conversion rate is subject to customary anti-dilution and other adjustments.

For so long as the holders of the preferred stock (“Preferred Stock Holders”) maintain at least 33% of their original investment percentage in the Company, the Preferred Stock Holders will have the right to appoint a single representative, in a non-voting observer capacity, to attend all meetings of the Board of Directors of the Company, subject to certain exceptions and, following the third anniversary of the issue date of the preferred stock, to designate one person to serve as a director on the Board. The Preferred Stock Holders also have certain Board representation rights in the event that dividends payable on the preferred stock are in arrears for six or more quarterly periods.

PROPOSAL I: ELECTION OF DIRECTORS

Election Process

At the Annual Meeting, our stockholders will elect 10 directors to hold office until the 2018 annual meeting of stockholders, or until their successors are elected and qualified, or their earlier retirement, removal or death. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the common stock represented by proxies will be voted for the election of a substitute director that the Board may nominate.

Nominees for Election of Directors

Position: Chairman Director Since: 2007 Age: 70 Independent

Rhys J. Best

Mr. Best has served as our chairman of the Board since April 2016 when the roles of chairman of the Board and CEO were separated. He was our lead independent director from 2014 until April 2016 when he became chairman of the Board. Mr. Best has been a director of MRC Global since 2007. From 1999 until June 2004, Mr. Best was chairman, president and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and natural gas, industrial, automotive and power generation industries. From June 2004 until United States Steel Corporation acquired Lone Star in June 2007, Mr. Best was chairman and CEO of Lone Star. Mr. Best retired in June 2007. Before joining Lone Star in 1989, Mr. Best held several leadership positions in the banking industry. Mr. Best graduated from the University of North Texas with a bachelor of business administration and earned a masters of business administration from Southern Methodist University. He is a member of the board of directors of Cabot Oil & Gas Corporation, an independent natural gas producer, Trinity Industries, Inc. which provides products and services to the industrial, energy, transportation and construction sectors, and Commercial Metals Company, a producer and marketer of scrap metals and metal products. In 2014, he retired as chairman of the board of Crosstex Energy LP (now Enlink Energy Partners LP), a leading independent midstream energy services company.

Mr. Best has extensive executive and leadership experience in overseeing the production and marketing of pipes and fittings in the oil and natural gas industry. His experience with boards of public companies that are energy related and industrial provides our Board with a broad perspective and expertise in the areas of management, strategy and operations, including international operations. In 2014, the National Association of Corporate Directors named him Director of the Year.

Director Since: 2008 Age: 62 Board Committees: Governance (Chair), Audit Independent

Leonard M. Anthony

Mr. Anthony served as the president and CEO of WCI Steel, Inc., an integrated producer of custom steel products, from December 2007 to October 2008. He was also a member of the board of directors of WCI Steel from December 2007 to October 2008. Mr. Anthony retired in October 2008. Mr. Anthony has more than 25 years of financial and operational management experience with various corporations, including oilfield equipment firms and steel producers. Mr. Anthony also serves as the executive chairman of the board of TechPrecision Corp, where he is a member of the audit committee and compensation committee, and the board of NanoSteel Company. Mr. Anthony earned a bachelor of science in accounting from Pennsylvania State University, a masters of business administration from the Wharton School of the University of Pennsylvania and an Advanced Management Program (A.M.P.) from Harvard Business School.

Mr. Anthony has extensive experience at multiple levels of financial control, planning and reporting and risk management for large corporate enterprises. Mr. Anthony has public company leadership experience with oilfield equipment and steel industries, both of which are related to our core customer base and product offerings. He has been designated as a financial expert on our audit committee.

Director Since: 2015 Age: 58 Board Committees: Audit (Chair), Governance Independent

Barbara J. Duganier

From 2004 to 2013, Ms. Duganier was a managing director at Accenture, a management consulting, technology services and outsourcing company, and held various leadership and management positions in Accenture’s outsourcing business, including as global chief strategy officer and as global growth and offering development lead, during which time she helped numerous clients in the energy, chemicals, mining, and utilities industries become high performance businesses. A year prior to joining Accenture, she served as an independent consultant to Duke Energy North America. From 1979 to 2002, Ms. Duganier, who is a licensed certified public accountant, worked at Arthur Andersen, where she was an equity partner for twelve years and served as an auditor and financial consultant, as well as various leadership and management roles, including as global chief financial officer of Andersen Worldwide. She earned a B.S.B.A. in accounting from John Carroll University in 1979. Ms. Duganier is a director of the general partner of Buckeye Partners, L.P., a midstream operator that primarily transports, stores and markets liquid petroleum products, where she is chair of the audit committee and a member of the compensation committee.

Ms. Duganier’s training and extensive experience as a certified public accountant, her track record of leading large organizations and her business experience both within and outside of the energy industry make her well-qualified to serve on our Board. She has been designated as a financial expert on our audit committee.

Director Since: 2007 Age: 60

Craig Ketchum

Mr. Ketchum served as our chairman of the Board from September 2008 until his retirement in December 2009 and as our president and CEO from May 2008 to September 2008. Prior to that, he served as president and CEO of Red Man Pipe & Supply Co. prior to its merger with McJunkin Corporation in October 2007. He served at Red Man Pipe & Supply Co. in various capacities since 1979. Mr. Ketchum graduated from the University of Central Oklahoma with a business degree and joined Red Man Pipe & Supply Co. in 1979. Mr. Ketchum is an American Indian and a member of the Delaware Tribe.

Mr. Ketchum is intimately familiar with pipe, valve and fitting (“PVF”) distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both Red Man Pipe & Supply Co. and McJunkin Red Man Corporation.

Director Since: 2009 Age: 69 Board Committees: Governance Independent

Gerard P. Krans

Since 2001, Mr. Krans has served as the CEO and chairman of the board of directors of Transmark Holdings N.V., a privately owned energy and oil services group, and Transmark Investments. From 1973 to 1995, Mr. Krans served in various positions with Royal Dutch Shell, where he gained significant upstream experience. Mr. Krans also serves on the board of directors of Royal Wagenborg. Prior to 2001, Mr. Krans served in various positions with Royal Dutch Shell, VOPAK and Royal van Zanten. Mr. Krans received university degrees in law, econometrics and taxation.

Mr. Krans has extensive experience in strategic planning and corporate oversight, including multi-national companies in the energy, chemical and oil sectors.

Position: President and CEO Director Since: 2008 Age: 57

Andrew R. Lane

Mr. Lane has served as a director and our president and CEO since September 2008. He was our chairman of the Board from December 2009 until April 2016 when the positions of chairman of the Board and CEO were separated. From December 2004 to December 2007, he served as executive vice president and chief operating officer of Halliburton Company, an international, oilfield services firm. Prior to that, he held a variety of leadership roles within Halliburton. Mr. Lane received a B.S. in mechanical engineering from Southern Methodist University in 1981 (cum laude). He also completed the A.M.P. at Harvard Business School in 2000.

Mr. Lane is uniquely qualified to serve as one of our directors due to his extensive executive and leadership experience in the oil and natural gas industry, including oilfield services, and his in-depth knowledge of our operations.

Director Since: 2010 Age: 67 Board Committees: Compensation Independent

Dr. Cornelis A. Linse

Since March 2014, Dr. Linse has served as chairman of the Netherlands Commission for Environmental Impact Assessment, which prepares mandatory and voluntary advisory reports for the government on the scope and quality of environmental assessments. From 2010 until his retirement in 2011, Dr. Linse was a non-executive director of Transmark Holdings N.V., a privately owned energy and oil services group. From February 2007 until January 2010, Dr. Linse was the director of common infrastructure management for Shell International B.V. During this same period, he also served as chairman of the board of Shell Pension Fund—The Netherlands, a pension fund that Shell Petroleum N.V. sponsors. During his time with Shell, Dr. Linse had significant downstream experience. Prior to that, Dr. Linse held various positions in the oil and gas industry. Dr. Linse earned a doctorate degree from Leiden University in 1978.

Dr. Linse has held various leadership and managerial roles in the oil and gas industry since 1978 and has extensive experience in developing business infrastructure in growing, multinational companies.

Director Since: 2009 Age: 69 Board Committees: Audit, Compensation Independent

John A. Perkins

From 2001 until his retirement in 2006, Mr. Perkins was CEO of Truflo International plc, an international industrial group listed on The London Stock Exchange and involved in the manufacture and specialist distribution of valves and related flow control products. Prior to that, Mr. Perkins held various senior positions in the investment, banking and property sectors. Mr. Perkins earned a bachelor of commerce degree from the University of the Witwatersrand in 1968 and is a South African and English chartered accountant.

Mr. Perkins brings extensive multinational financial and leadership experience in the valve manufacturing and distribution industries throughout Europe, the United States, Australasia and the Far East. He has been designated as a financial expert on our audit committee.

Director Since: 2007 Age: 65

H.B. Wehrle, III

From October 2007 to May 2008, Mr. Wehrle served as our president and CEO, and from May 2008 until his retirement in September 2008, he served as our chairman of the Board. Mr. Wehrle served as the president and CEO of McJunkin Corporation from January 2007 to October 2007. He began his career with McJunkin Corporation in 1973 in sales and subsequently held various positions with the company. Mr. Wehrle graduated from Princeton University and received a master of business administration from Georgia State University in 1978. In 2015, he was inducted into the West Virginia Business Hall of Fame by the West Virginia University College of Business and Economics.

Mr. Wehrle is intimately familiar with PVF distribution operations and is uniquely qualified to serve as a director due to his years of service in senior management of both McJunkin Corporation and McJunkin Red Man Corporation.

Director Since: 2015 Age: 63 Committees: Compensation (Chair), Governance Independent

Robert L. Wood

From 2004 to 2008, Mr. Wood was Chairman, President and CEO of Crompton Corporation (which merged with Great Lakes Chemical to become Chemtura Corporation in 2005), a global, specialty chemicals company listed on the New York Stock Exchange and Euronext Paris. He spent 27 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the Business Group President of the Thermosets and Dow Automotive Group. In this role, Mr. Wood was named to Dow’s Corporate Operating Board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the Global Vice President of Polyurethanes and Global Vice President of Engineered Plastics. He graduated from the University of Michigan with a bachelor of arts in 1976. Mr. Wood serves as lead director of Praxair, a gas distribution company, and director of Univar, Inc., a chemical distribution company. He is a member of the board of directors of the U.S. Olympic Committee.

Mr. Wood has 30 years of global chemical industry experience and insight as well as more than 25 years of public company board experience which makes him well-qualified to serve on our Board.

The Company’s bylaws provide that for a director nominee to be elected, the director must receive a plurality of the votes cast by the stockholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting. Abstention and broker non-votes will not be treated as either “WITHHOLD” or “FOR” votes cast for any nominee, and therefore will have no effect on the outcome of Proposal I — Election of Directors. Any director who receives a greater number of “WITHHOLD” votes than “FOR” votes in an uncontested election is expected to tender to the Board the director’s resignation as a director promptly following the certification of election results pursuant to the Company’s Corporate Governance Guidelines. Pursuant to these guidelines, the Board must accept or reject such resignation within 90 days following the certification of election results and publicly disclose its decision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS DIRECTOR.

CORPORATE GOVERNANCE

Corporate Governance

General

The primary responsibility of our Board is to foster the long term success of the Company, promoting the interests of our stockholders. Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, suppliers, business partners, regulatory agencies and other stakeholders.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to help guide and promote our good corporate governance and responsible business practices. The Corporate Governance Guidelines which provide a framework for the effective governance of MRC Global as a whole and also address the operation, structure, and practice of the Board and its committees. The Governance Committee (the “Governance Committee”) reviews these guidelines at least annually. Our Corporate Governance Guidelines can be found on the Company’s website at www.mrcglobal.com.

Strategic Planning

During the year, the Board meets with management to discuss and approve our strategic plans, financial goals, capital spending and other factors critical to successful performance. The Board also conducts quarterly reviews of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. The Board expects to meet privately with the CEO at least four times per year and meets in executive session without the CEO at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments.

Board Membership Criteria

The entire Board selects nominees for the Board in accordance with the procedures and criteria set forth in our Corporate Governance Guidelines. The Board will also consider director candidates from stockholders that have been properly nominated in accordance with our Corporate Governance Guidelines. The Board strives to maintain an engaged, independent Board with broad and diverse experience and judgment that is committed to representing the long term interests of our stockholders. A diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company is sought by the Board. In reviewing director candidates, the Board reviews each candidate’s qualifications for membership on the Board, considers the enhanced independence, financial literary and financial expertise standards that may be required for Audit Committee membership, and assesses the performance of current directors who are proposed to be renominated to the Board. Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Board/Committee/Director Evaluations

The Board annually assesses its effectiveness by conducting an annual review of the performance of the Board and its committees and reviews the background and qualifications of each of their respective members, as well as an assessment of the Board’s and each of its committees’ composition in light of their needs and objectives after considering issues of judgment, diversity, age, skills, background and experience.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets at least annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Communications with Directors

Any stockholder or other interested person may communicate with our Board, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained on the Investor Relations tab of our website at www.mrcglobal.com.

The current contact information for either the Corporate Secretary or the Chairman of the Board is as follows and should be addressed to either of their attention, as applicable:

MRC Global Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010

Communications to directors at this address will be forwarded to the relevant director(s) except for solicitations or other matters not related to MRC Global.

Director Attendance at Annual Meeting of Stockholders

Our Board members are expected to attend our Annual Meeting of Stockholders.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer (our CEO), principal financial officer (our executive vice president and chief financial officer), principal accounting officer (our senior vice president and chief accounting officer), and controller (our executive director and controller) and persons performing similar functions. Our code of ethics can be found on our Company’s website at www.mrcglobal.com. If we amend or waive provisions of this code of ethics with respect to these officers, we intend to also disclose the same on our website.

Board and Committees

Board of Directors

The Board currently consists of 10 members. The shareholders elect directors annually. The current directors are listed under “Proposal I: Election of Directors” above. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier retirement, removal or death. Under our Corporate Governance Guidelines, our retirement age for directors is 73.

Director Independence

The Board of Directors has determined that each of our director nominees, other than Messrs. Lane, Ketchum and Wehrle, qualifies as an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual and under the independence requirements adopted by the Board as set forth in our Corporate Governance Guidelines.

Board Leadership Structure

As our independent, non-executive chairman of the Board, Mr. Best presides over all meetings of the Board and shareholders, reviews and approves meeting agendas, meeting schedules and other information, as appropriate, acts as a liaison between the outside directors and management, consults on shareholder engagement and governance matters and performs such other duties as the Board requires from time to time. Having an independent non-executive chairman allows management to deepen its focus on customers, gaining market share, cost control, operational excellence and delivering shareholder value.

Our Compensation, Audit and Governance Committees are currently comprised entirely of independent directors. The Board believes that having an independent, non-executive chairman of the Board and independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management.

Meetings of the Board and Committees

During 2016, the Board held five meetings. All 10 directors attended 100% of the aggregate of the total number of meetings of the Board and eight directors attended 100% meetings of the committees of the Board on which the person served.*

*Mr. Krans attended 75% of the aggregate of the total number of meetings of the committee on which he served and Mr. Perkins attended 92% of the meetings of the committees on which he served.

Meetings of Directors

The directors of the Board meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least four executive sessions per year. During the sessions, the chairman presides.

The Board’s Oversight of Risk Management

The Board recognizes that the achievement of our strategic and operating objectives involves taking risks. The Board has oversight responsibility for the Company’s integrated risk management framework, which is designed to identify, assess, prioritize, address, manage, monitor and communicate these risks across the Company’s operations, and foster a corporate culture of integrity and risk awareness. Consistent with this approach, one of the Board’s primary responsibilities is overseeing and interacting with senior management with respect to key aspects of the Company’s business, including risk assessment and risk mitigation of the Company’s top risks.

In addition, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board regularly on these matters.

•	The Audit Committee reviews and assesses the guidelines and policies governing the Company’s risk management and oversight processes and assists with the Board’s oversight of financial and compliance risks facing the Company.

•	The Compensation Committee reviews the Company’s employee compensation policies and practices to assess whether such policies and practices could lead to unnecessary risk-taking behavior.

•	The Governance Committee reviews and assesses enterprise risks that may be applicable to the Company from time to time.

In addition, throughout the year, the Board and the relevant committees receive updates from management with respect to various enterprise risk management issues and dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. The Company’s senior management engages with and reports to the Company’s Board and the relevant committees on a regular basis to address high-priority risks.

The Company believes that the Board’s leadership structure, discussed in detail above, supports the risk oversight function of the Board by providing for open communication between management and the Board. In addition, strong independent directors chair the various committees involved in assisting with risk oversight, and all directors are involved in the risk oversight function.

In addition, we have established a Risk Management Committee. Our Risk Management Committee is comprised of our CEO, our executive vice presidents, our senior vice presidents, our vice president of information systems, our executive director and controller, our executive finance director of international, our executive director of financial reporting, our vice president of internal audit, our vice president of tax, our executive director of risk management, our assistant general counsel and assistant secretary and our executive director of investor relations.

The principal responsibilities of the Risk Management Committee are to review, assess and monitor any material risks or exposures associated with the conduct of our business, the internal risk management processes or systems implemented to identify, mitigate, monitor or manage these risks or exposures and the Company’s policies and procedures for risk management.

Committees of the Board

The Company currently has three standing Board committees: an Audit Committee, a Compensation Committee, and a Governance Committee. Each committee’s functions are described in detail in its respective charter, which is available on the Company’s website at www.mrcglobal.com.

Audit Committee

The Audit Committee met seven times during 2016. As described in its charter, the Audit Committee’s primary duties and responsibilities are to assist Board oversight of:

Chair: Barbara J. Duganier Additional Members: Leonard M. Anthony John A. Perkins Number of Members: 3 Independent: 3 Financial Experts: 3

•       the integrity of the Company’s financial statements;

•       the integrity and adequacy of the Company’s auditing, accounting and financial reporting processes and systems of internal controls for financial reporting;

•       the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose;

•       the independence, qualifications and performance of the Company’s independent auditor and other financial auditing firms that provide attestation services;

•       performance of the Company’s internal audit function;

•       the Company’s enterprise risk management framework and its policies and procedures for risk management, especially as they may impact the Company’s financial statements from time to time;

•       other financial accounting firms that provide attestation services; and

•       related party transactions.

Compensation Committee

The Compensation Committee met five times during 2016. As described in its charter, the Compensation Committee’s primary functions include:

Chair: Robert L. Wood Additional Members: Dr. Cornelis A. Linse John A. Perkins Number of Members: 3 Independent: 3

•       establishing policies and periodically determining matters involving executive compensation;

•       recommending changes in employee benefit programs;

•       granting or recommending the grant of stock options, stock and other long-term incentive awards;

•       assessing risk in compensation programs; and

•       providing counsel regarding key personnel selection.

See “Participants in the Compensation Process” on page 33.

Governance Committee

The Governance Committee met four times during 2016. As described in its charter, the Governance Committee’s primary functions include:

Chair: Leonard M. Anthony Additional Members: Barbara J. Duganier Gerard P. Krans Robert L. Wood Number of Members: 4 Independent: 4

•       identifying individuals qualified to become members of the Board consistent with any criteria the Board approves from time to time;

•       recommending to the Board director candidates for election at the annual meetings of stockholders or to fill vacancies pursuant to the bylaws;

•       recommending to the Board director nominees for each Board committee;

•       developing, annually reviewing and recommending to the Board a set of corporate governance guidelines for the Company;

•       assisting the Board in assessing the independence of the members of the Board;

•       leading the Board and other Board committees in their annual evaluation process;

•       assisting the Board in evaluating any proposed changes to the Company’s charter, bylaws, or other governance issues; and

•       overseeing enterprise risks that may be applicable to the Company from time to time.

•       Ms. Duganier and Mr. Wood joined the Governance Committee on April 28, 2016.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Non-Employee Director Compensation

As compensation for their services on the Board, until April 27, 2016, we paid each non-employee director an annual cash retainer of $60,000 and beginning on April 28, 2016, that amount was increased to $75,000. We paid the chairs of the Audit, Compensation and Governance Committees an additional annual cash retainer of $15,000. We paid the lead independent director an additional annual cash retainer of $20,000. Each committee member received a $2,000 annual retainer for each committee membership. Beginning April 28, 2016, we paid the non-executive chairman of the Board an additional cash retainer of $50,000. Until April 27, 2016, we paid each non-employee director a meeting fee of $2,000 for each Board meeting that the director attended and a meeting fee for telephonic attendance at Board meetings of $500. Beginning April 28, 2016, non-employee directors are no longer paid meeting fees. For all, retainers were paid on a pro-rata basis based on the time of service. The Company also granted restricted stock to each non-employee director in 2016, the number of shares of which pursuant to the Director Compensation Plan is determined by dividing $125,000, or in the case of the non-executive chairman $175,000, by the 20-day volume weighted average price (“VWAP”) as of the date immediately preceding the grant date. All directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Total Director Compensation for 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)

Leonard M. Anthony	89,500	130,091	219,591

Rhys J. Best	122,500	182,122	304,622

Barbara J. Duganier	84,500	130,091	214,591

Craig Ketchum	72,500	130,091	202,591

Gerard P. Krans	74,500	130,091	204,591

Dr. Cornelis A. Linse	74,500	130,091	204,591

John A. Perkins	76,500	130,091	206,591

H.B. Wehrle, III	72,500	130,091	202,591

Robert L. Wood	84,500	130,091	214,591

(1)	Grants awarded on April 28, 2016. The fair value of all stock awards was $14.07 per share, which was higher than the 20-day VWAP of $13.52 as of the date immediately preceding the grant date. No option awards were granted to directors in 2016.

The following table indicates the aggregate number of shares of our common stock subject to outstanding option and stock awards that our non-employee directors held as of December 31, 2016:

Name	Stock Options (#)	Stock Awards (#)

Leonard M. Anthony	30,337	9,246

Rhys J. Best	40,892	12,944

Barbara J. Duganier	---	9,246

Craig Ketchum	19,130	9,246

Gerard P. Krans	21,827	9,246

Dr. Cornelis A. Linse	24,523	9,246

John A. Perkins	23,500	9,246

H.B. Wehrle, III	19,130	9,246

Robert L. Wood	---	9,246

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and design of MRC Global’s compensation program for our current named executive officers. The following is a list of our seven named executive officers (“NEOs”) for 2016. Our list of NEOs includes our former senior vice president, United States operations and senior vice president, business development, because they were both one of our top three highest paid executive officers (other than the CEO and CFO) based on their total compensation during 2016, although they were not serving as an executive officer as of the last day of 2016. Mr. Hutchinson retired as senior vice president, United States operations, effective April 1, 2016. Mr. Isaac retired as senior vice president, business development, effective April 1, 2016. Unless the context requires to the contrary, references to “executive officers” in this proxy statement include our NEOs, and references to “current named executive officers” mean the NEOs, excluding Messrs. Hutchinson and Isaac.

See “Employment and Other Agreements” for a description of the compensation and benefits payable to Messrs. Hutchinson and Isaac in connection with their retirement.

Name of Executive Officers	Position (as of December 31, 2016)
Andrew R. Lane	President and Chief Executive Officer

James E. Braun	Executive Vice President and Chief Financial Officer

Daniel J. Churay	Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary

Grant R. Bates	Senior Vice President – Operational Excellence and Chief Information Officer

John L. Bowhay	Senior Vice President – Supply Chain Management, Valve and Technical Product Sales

Scott A. Hutchinson (retired)	Former Senior Vice President – U.S. Operations

Rory M. Isaac (retired)	Former Senior Vice President – Business Development

Executive Summary

2016 began with a challenging environment of deteriorating commodity prices and reduced customer spending, continuing from 2015. Oil prices bottomed in February and the market improved in the third quarter resulting in the first sequential growth since 2014. However, 2016 results were lower than 2015, commensurate with historic reductions in customer spending for two consecutive years. We remained focused on what could be controlled including growing market share, streamlining operations to fit the market conditions, strengthening the balance sheet and positioning the Company for growth.

The Company’s sales were $3 billion in 2016. Net loss attributable to common stockholders for 2016 was $107 million, or $1.10 per diluted share. This represented a decrease in sales and net income from 2015, caused by a decrease in customer spending across all segments and sectors. Net loss was also impacted by $45 million of pre-tax non-cash inventory charges related to the restructuring of our Australian operations, market conditions in Iraq as well as reserves for excess and obsolete inventory in North America.

In spite of this difficult environment, we continued to execute our long-term strategy to expand market share. We added agreements with Chevron in the Gulf of Mexico, BASF and Chemours. We extended contracts with Chevron’s U.S. midcontinent operations and Tengizchevroil’s (TCO) for MRO in Kazakhstan. We are also supplying TCO’s Future Growth Project in Kazakhstan resulting in the largest purchase order in Company history for $46 million in valves. We also expanded the scope of our integrated supply agreement with California Resources Corporation.

We positioned the business with a larger focus on high margin product offerings by selling the oil country tubular goods (“OCTG”) business in February 2016. This reduced our exposure to lower margin, higher volatility business. We also increased market share and increased our exposure to higher margin products by entering into an exclusive Enterprise Distributor Program (EDP) with Cameron, a Schlumberger company, in the United States and Canada to sell Cameron measurement and instrumentation products as well as expanded a non-exclusive EDP with Cameron to sell additional valve products globally.

We made strategic investments and streamlined our operations. We invested in our business by opening, consolidating, expanding and modernizing several regional distribution centers. We streamlined our footprint to match the market conditions including consolidating and closing 30 branches. We controlled our operating cost structure by reducing our selling, general and administrative expenses (“SG&A”) by 14% from 2015, and reducing headcount by 30% from our peak. These actions resulted in a strong operating cash flow of $253 million in 2016, and a reduction in our net debt by $145 million. We also continued investing in a new ERP system, which had a successful go-live in Asia followed by the launch of the European/Middle East/Caspian phase of the implementation. This will result in a new ERP system for the international segment in 2017.

The Company’s Compensation Principles

MRC Global’s executive compensation program is designed to attract, motivate and retain our executives, including our NEOs, who are critical to the Company’s long term success. Our executive compensation strategy is focused on: motivating executive officers to increase the economic value of the Company by strengthening our position as a global market leader in PVF supply and by aggressively pursuing growth both domestically and internationally; and on aligning our executive officers’ interests and actions with the interests of our stockholders.

Our 2016 executive compensation program was aligned with this strategy. In addition to base salary, our 2016 executive compensation was comprised of the Annual Cash Incentive Plan (See “— Annual Cash Incentive”) and the Long-Term Equity Compensation Plan (See “— 2016 Long-Term Equity Compensation Grant”). Consistent with our pay for performance philosophy, the table below summarizes how performance in 2016 impacted pay in 2016.

Compensation Plan	Annual Cash Incentive	Long-Term Equity
What was the plan designed to achieve?	Motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.	Motivate executive officers to increase share price and long-term economic value of the Company.
What were the performance measures?

Achievement of target Adjusted EBITDA[1] and Cash From Operations[2] measures.

Mr. Hutchinson’s annual cash incentive plan also included United States EBITDA, and return on assets (“RONA”)[3] measures in addition to the measures above.

Mr. Bates’ annual cash incentive plan for the first three months of 2016 was based on North America and Canada EBITDA, North America and Canada RONA and individual key performance indicators.

Three-year (2016-18) total shareholder return performance relative to companies in the OSX index[4] and three-year (2016-18) RANCE.[5]
How did we perform?	2016 Adjusted EBITDA was $75.4 million (54% of target) and Cash From Operations was $253 million (125% of target).	The performance has not yet been determined because the three-year measurement period has not yet been completed.

[1]	We calculate Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses (such as equity-based compensation, severance and restructuring charges, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of our last-in, first-out inventory costing methodology (“LIFO”).

[2]	Cash From Operations is the amount appearing on the Company’s consolidated statement of cash flows, prepared in accordance with U.S. generally accepted accounting principles, denoted as “net cash provided by (used in) operations”.

[3]	We calculate RONA as Adjusted EBITDA Return on Net Assets which is equal to a) adjusted EBITDA divided by b) accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant and equipment, less accounts payable.

[4]	Philadelphia Oil Service Sector Index (or its successor index or, if the Philadelphia Oil Service Sector Index is discontinued, a comparable index or group of companies that the Compensation Committee determines is an appropriate comparator group) (the “OSX index”).

[5]	Return on Average Net Capital Employed (“RANCE”) is calculated as cumulative net income plus tax effected interest expense over the three-year period, divided by average net capital employed for the three year period, which quotient was then divided by three.

Compensation Plan	Annual Cash Incentive	Long-Term Equity
How did performance impact compensation?

Based on 2016 Adjusted EBITDA and Cash From Operations performance (as well as North America and Canada measures for Mr. Bates and United States measures for Mr. Hutchinson), our NEOs would have achieved a payout of 31.3% to 60.2% of target.

However, in 2015 and 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan would be subject to a reduction factor. The 2016 reduction factor was 50%, which was even greater than the 2015 reduction factor of 32%; therefore 2016 annual incentive plan payouts were lower than would have been achieved for 2016 performance using either the normalized payout scale or the 2015 payout scale.

As a result of the 50% reduction factor, our NEOs received annual incentive payouts of 15.6% to 30.1% of target.

Pay for Performance Program

Our Compensation Committee, which is composed solely of independent directors, believes in a pay for performance philosophy. While our Compensation Committee sets target compensation for the executive officers each year based on market practices and internal considerations, their actual compensation is strongly dependent on the Company’s performance relative to pre-determined and measurable financial metrics and stock price performance.

•	As illustrated in the following graphic, a substantial portion of the 2016 target compensation for executive officers was at risk.

•	Under our 2016 annual cash incentive plan, 75% of NEO performance was measured on Adjusted EBITDA targets and 25% on Cash From Operations targets. Note: Mr. Hutchinson’s annual cash incentive plan also included United States EBITDA and RONA measures in addition to the measures above. (See “—Annual Cash Incentive Payout Percentage – Mr. Hutchinson”). Mr. Bates’ annual cash incentive plan for the first three months of 2016 was based on North America and Canada EBITDA, North America and Canada return on net assets (“RONA”) and individual key performance indicators. (See “—Annual Cash Incentive Payout Percentage – Mr. Bates”).

•	For Messrs. Lane, Braun and Churay, there was no payout relative to each of the performance metrics unless at least 75% of the goal was achieved for each respective metric. For Messrs. Bates, Bowhay, Hutchinson and Isaac, there was no payout relative to each of the performance metrics unless at least 50% of the goal was achieved for each respective metric. Target payout relative to each of the performance metrics was only paid out when the goal for each respective metric was achieved. Maximum payouts are capped. (See “—Annual Cash Incentive”).

•	In early 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided to continue the application of a reduction factor to payouts achieved under the annual incentive plan. A reduction factor of 32% had been applied in 2015 as well; in 2016 the reduction factor was further increased to 50%, reducing the potential payout even lower. 2016 annual incentive plan payouts are lower than would have been achieved for 2016 performance using either the normalized payout scale or the 2015 payout scale.

•

The 2016 long-term equity grant consisted of time-vested restricted stock units and performance share units for NEOs. The performance share units will vest in full at the end of three years, and vesting will depend on performance based upon the Company’s three-year total shareholder return relative to companies in the OSX index and RANCE targets. The time-vested restricted stock units provide retention value, and the value of the units is also tied to performance, since it increases or decreases in value depending on our stock price at vesting. The time-vested restricted stock units will vest over a three year period. (See “— 2016 Long-Term Equity Compensation Grant”).

2016 Target Compensation

2016 Oil and Gas Market Downturn – Actions Taken

Action	Objective of Action
✓ No base salary increases were awarded to NEOs in 2016.	In light of continuing depressed conditions in the oil and gas markets to avoid cost increases.

✓     In early 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided to continue the application of a reduction factor to payouts achieved under the annual incentive plan. A reduction factor had been applied in 2015 as well; in 2016 the reduction factor was further increased, reducing the potential payout even lower; 2016 annual incentive plan payouts are lower than would have been achieved for 2016 performance using the normalized payout scale.

To proactively reduce annual cash incentive plan payouts due to an expectation of continuing depressed conditions in the oil and gas markets and, therefore, an expectation of reduced earnings for MRC Global in 2016.

✓     The Compensation Committee eliminated individual key performance indicators (KPIs) from the annual incentive plan for the NEOs. 2016 annual cash incentive payouts were only based on the achievement of Company financial metrics.

To further align annual cash incentive payout for NEOs with Company financial performance.

2016 Company Performance

Financial and operational highlights from fiscal year 2016 include:

• Sales of $3 billion	• Net loss to common stockholders of $107 million
• Gross profit of $468 million (15.4% of sales)	• Adjusted EBITDA (defined on page 26) of $75 million
• Adjusted gross profit of $523 million (17.2% of sales)+	• Cash Flow from Operations of $253 million
• Share repurchases of $95 million	• Reduced net debt by $145 million

+We calculate adjusted gross profit as gross profit plus depreciation and amortization, amortization of intangibles and the increase (decrease) in our last-in, first-out inventory reserve.

Despite a challenging market environment, a reduction in sales and a net loss in 2016, we strengthened the Company’s balance sheet in 2016 and added market share. The following were some of our key accomplishments in 2016:

•	We executed our long-term strategy for organic growth to increase market share:

○	Awarded MRO agreement as preferred PVF supplier to Chevron in the Gulf of Mexico;

○	Contract extended to serve Chevron midcontinent U.S. operations;

○	Received largest purchase order in Company history for Tengizchevroil’s (“TCO”) megaproject, Future Growth Project, in Kazakhstan and extended the MRO agreement with TCO;

○	Named primary provider of pipe, fitting and flange products and services for BASF projects in North America;

○	Awarded agreement as primary PVF and valve automation and specialty piping supplier for Chemours projects across the U.S.; and

○	Expanded scope on the California Resources Corporation integrated supply agreement.

•	We positioned the Company to focus on higher margin products:

○	We sold the lower margin, higher volatility OCTG business in February 2016;

○	Named exclusive supplier for high-margin, value-added Cameron measurement and instrumentation products in North America; and

○	Expanded supplier agreement with Cameron to sell their full valve product line globally.

•	We made strategic investments in our business by expanding and modernizing regional distribution centers and implementing an enterprise resource planning (“ERP”) system implementation:

○	We expanded our regional distribution center (“RDC”) in Bakersfield due to our expanded customer contracts in California and brought our new RDC near Pittsburgh to full operation adding valve automation capabilities to better serve our customers in the Marcellus and Utica regions;

○	We relocated our Thailand branch to a much larger and more modern facility;

○	We relocated our RDC in Bergen, Norway, to a new modern facility and upgraded our Belgium branch as well; and

○	We successfully went live with our new SAP ERP system in Asia Pacific and launched the implementation of the European/Middle East/Caspian phase.

•	We streamlined operations and reduced operating costs:

○	We reduced SG&A expenses by 14% and reduced headcount by 15%;
○	We consolidated and closed branches both in North America and the International segment to fit the current operating environment; and
○	We also restructured our Australian business to be much more efficient and profitable by consolidating facilities, reducing headcount and streamlining the Australian customer base.

•	We strengthened our balance sheet and created financial liquidity for future growth opportunities:

○	We generated $253 million in cash flow from operations;
○	We reduced net debt by $145 million;
○	We optimized working capital by reducing inventory by $220 million and average days’ sales outstanding by four days; and
○	We increased our $100 million share repurchase program to $125 million and repurchased $95 million of MRC Global common stock in 2016.

For more details on 2016 Company financial performance, please see our Annual Report on Form 10-K filed with the SEC.

Impact of 2016 Company Performance on 2016 Annual Cash Incentive Plan Payout

Since we partially met our 2016 financial target for the Adjusted EBITDA and overachieved the Cash From Operations performance metric (as defined on page 26) in the 2016 Annual Cash Incentive Plan, our NEOs earned a portion of their target annual cash incentive.

At the beginning of 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2016 would be subject to a reduction factor of 50%. Due to the application of this reduction factor, 2016 annual incentive plan payouts are lower than would have been achieved for 2016 performance using the normalized payout scale.

We achieved 54% of the Adjusted EBITDA target and 125% of our Cash From Operations target in the 2016 Annual Cash Incentive Plan. Under the normalized plan, each of the NEOs would have earned an annual cash incentive payout ranging from 31.3% to 60.2% of target. However, after applying the 50% reduction factor, each of the NEOs earned an annual incentive payout ranging from 15.6% to 30.1% of target. (See “— Annual Cash Incentive”).

Key Features of our Executive Compensation Program

What We Do
✓	We pay for performance – a majority of pay is at risk and target total direct compensation is achieved only when performance objectives are achieved (Page 27).
✓	We set objectives for our annual cash incentive plan that are measurable, determined in advance and aligned with stockholder interests (Page 38).
✓	We disclose annual cash incentive plan objectives in the proxy statement with year-end results for each performance metric (Page 39).
✓	We require a minimum level of performance against the goals for each performance metric before the annual cash incentive plan starts paying out for the respective metric (Page 38).
✓

Our long-term equity compensation plan is designed to be strongly tied to Company performance. We award performance share units to tie payouts to relative stock performance and RANCE. We award restricted stock units to tie realized value to stock price and to provide retention value (Page 42).

✓	We have equity ownership guidelines that provide for significant executive officer equity ownership (Page 44).
✓

We have a clawback policy in place to recoup certain compensation from the covered employees in the event of restatement of our financial statements due to theft, fraud, willful misconduct or negligence (Page 45).

✓	We have a fully independent Compensation Committee (Page 46).
✓	Our Compensation Committee engages a compensation consultant that is independent of management and the Company (Page 33).
✓	We benchmark pay relative to the market and review the peer group used for market benchmarking on an annual basis (Page 34).
✓	We have an annual Say-on-Pay vote and actively engage with our investors (Page 47).

We provide additional detail about our executive compensation in our “Compensation Discussion and Analysis” on page 25.

What We Don’t Do
No guaranteed incentives (Page 38).
No re-pricing of stock options permitted without approval from stockholders (Page 45).
No hedging or derivative transactions with respect to our shares by executive officers or directors permitted (Page 45).
No pledging of our shares by executive officers or directors permitted* (Page 45).

*Except that prior to our initial public offering in 2012, the Board of Directors permitted Mr. Krans to pledge his interests in certain limited liability units, which units later converted to MRC Global shares (see “Anti-Hedging and Anti-Pledging Policy”) (Page 45). No other pledges have been permitted.

More than 98% of the votes cast on our 2016 say-on-pay proposal were in favor of our executive compensation program and policies.

2016 Say-On-Pay Results

We conduct an annual Say-on-Pay vote and pay careful attention to feedback from our stockholders regarding our executive compensation program. In 2016, the Company’s executive compensation program received the approval of more than 98% of the shares voted. We believe that our stockholders support our overall compensation philosophy and design and believe that compensation for our executive officers is aligned with Company and individual performance and with stockholder interests.

In 2016, to further strengthen our pay for performance compensation program, the Compensation Committee approved the following modifications to our executive compensation program:

2016 Changes to Executive Compensation Plan

Action		Objective of Action
✓	No base salary increases were awarded to NEOs in 2016.	In light of continuing depressed conditions in the oil and gas markets to avoid cost increases.
✓

In early 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided to continue the application of a reduction factor to payouts achieved under the annual incentive plan. A reduction factor had been applied in 2015 as well; in 2016 the reduction factor was further increased, reducing the potential payout even lower; 2016 annual incentive plan payouts are lower than would have been achieved for 2016 performance using the normalized payout scale.

To proactively reduce annual cash incentive plan payouts due to an expectation of continuing depressed conditions in the oil and gas markets and, therefore, an expectation of reduced earnings for MRC Global in 2016.

✓

The Compensation Committee eliminated individual key performance indicators (KPIs) from the annual incentive plan for the NEOs. 2016 annual cash incentive payouts were only based on the achievement of Company financial metrics.

To further align annual cash incentive payout for NEOs with Company financial performance.

Participants in the Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes policies and has decision-making authority with respect to compensation matters for executive officers (other than the CEO), including determination of the compensation and benefits and long-term incentive grants. With respect to the CEO, the Compensation Committee recommends compensation decisions, including the grant of long-term incentive compensation, to the full Board, which then makes decisions regarding CEO compensation.

Pursuant to the Compensation Committee’s charter, its duties include:

•	To review and recommend to the Board, the annual salary, bonus, equity and long-term incentive awards and other compensation, incentives and benefits, direct and indirect, of the CEO and to review and determine such compensation, incentives and benefits of the other executive officers. With respect to the CEO, the full Board makes decisions regarding CEO compensation, taking into account (among other things) the Compensation Committee’s recommendations;

•	To review and approve corporate goals and objectives relevant to compensation of the CEO and the other executive officers and to evaluate the CEO’s and the other executive officers’ performance in light of those goals and objectives on an annual basis, and, either separately or together with other independent directors (as the Board directs), to recommend to the Board the CEO’s and other executive officers’ compensation level based on this evaluation;

•	To review and authorize or recommend to the Board to authorize, as the case may be, the Company to enter into, amend or terminate any employment, consulting, change in control, severance or termination, or other compensation agreements or arrangements with the CEO and other executive officers of the Company (and at the option of the Compensation Committee, other officers and employees of the Company);

•	To periodically review and consider the competitiveness of the Company’s executive compensation;

•	To review new executive compensation programs, review on a periodic basis the operation of the Company’s existing executive compensation programs to determine whether they integrate appropriately and establish and periodically review policies for the administration of executive compensation programs;

•	To review, amend, modify or adopt proposals relating to the incentive compensation plans, equity-based compensation plans, qualified retirement plans, health and welfare plans, deferred compensation plans and any other benefit plans, programs or arrangements that the Company or any of its subsidiaries sponsors or maintains;

•	To approve the overall structure of annual compensation and incentive plans with respect to employees of the Company and its subsidiaries on an annual basis;

•	To assess risks in compensation programs; and

•	To conduct a review of compensation for non-employee directors at least annually and to determine or make recommendations to the Board.

Role of Compensation Consultant

Pursuant to the Compensation Committee’s charter, the Compensation Committee has the authority to retain or terminate compensation consultants and engage other advisors. Since 2010, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant specializing in executive compensation, to formulate a report and make recommendations to the Compensation Committee regarding executive and director compensation based on peer group and other market data, as well as industry trends and current practices.

The Compensation Committee evaluated the SEC’s and NYSE’s six independence factors to determine that the service Meridian provided to the Compensation Committee was free of any actual or perceived conflicts of interest. Meridian does not provide any other services to the Company or its executive management team. In 2016, the Company paid Meridian $117,545 for its services.

Role of Executive Officers

Our CEO, our executive vice president – corporate affairs, general counsel and corporate secretary (who leads our human resources organization) and our senior director of human resources provide support and information as the Compensation Committee requests. They make quarterly presentations to the Compensation Committee with respect to issues and developments regarding compensation and our compensation programs. They develop current and historical summary compensation data (including each element of compensation) for our executive officers and provide this data on a regular basis to the Compensation Committee.

Our CEO provides the Compensation Committee with an evaluation of the annual performance of each of the executive officers that report to the CEO and makes preliminary recommendations for base salary and incentive target levels for them. Recommendations for base salary, annual performance, incentive target levels and incentive payouts for the CEO are left entirely to the Compensation Committee’s discretion.

The Compensation Committee then determines appropriate changes in compensation for the upcoming year. Each year, the Compensation Committee approves the executive officers’ annual cash incentive awards (expressed in each case as a percentage of base salary) and the performance metrics and goals for annual cash incentive awards that the Company would pay in respect of performance during the year. The Compensation Committee makes decisions with respect to equity-based compensation awards that the Company grants to our executive officers. With respect to CEO compensation decisions, the Compensation Committee makes its recommendations to the entire Board for final approval.

Peer Group

On November 25, 2015, the Compensation Committee reviewed our compensation peer group, and the companies in the table below were selected as our 2016 compensation peer group. The Compensation Committee reviewed this 2016 compensation peer group again on February 17, 2016. These peers were chosen as distributors or sellers of industrial or energy products of a similar character to those that we sell or as companies that have similar distribution business models to our business model. We compete for talent with these peer companies as well as other companies not in the peer group. We also took into account revenue, enterprise value, market capitalization and assets of our peer companies when selecting our peers.

Company*	Ticker	Revenue*	Enterprise Value*	Market Cap*	Assets*
Anixter International Inc.	AXE	$6,024	$2,662	$1,991	$3,748
Applied Industrial Technologies, Inc.	AIT	$2,691	$1,884	$1,592	$1,376
Bristow Group Inc.	BRS	$1,828	$1,769	$905	$3,201
Dril-Quip Inc.	DRQ	$897	$1,875	$2,272	$1,438
DXP Enterprises Inc.	DXPE	$1,351	$696	$328	$734
Flowserve Corporation	FLS	$4,655	$6,948	$5,507	$5,158
Forum Energy Technologies Inc	FET	$1,316	$1,453	$1,127	$2,141
HD Supply Holdings Inc.	HDS	$7,745	$10,327	$6,010	$5,486
Helix Energy Solutions Group	HLX	$745	$866	$558	$2,908
MSC Industrial Direct Co. Inc.	MSM	$2,886	$3,033	$2,717	$2,070
NOW Inc.	DNOW	$3,372	$1,690	$1,696	$2,186
Oil States International Inc.	OIS	$1,349	$1,459	$1,384	$1,648
RPC Inc.	RES	$1,628	$2,605	$2,593	$1,288
Superior Energy Services Inc.	SPN	$3,408	$3,139	$2,030	$5,284
Watsco, Inc.	WSO	$4,086	$4,420	$4,142	$1,929
Wesco International Inc.	WCC	$7,652	$3,209	$1,840	$4,643
25th Percentile		$1,350	$1,632	$1,320	$1,596
Median		$2,789	$2,224	$1,916	$2,164
75th Percentile		$4,228	$3,157	$2,624	$3,971
MRC Global Inc.	MRC	$5,074	$2,305	$1,318	$3,198

*Most recently reported metrics as of January 2016.

In February 2016, Meridian made a report to the Compensation Committee on proxy-disclosed executive pay data, which the Compensation Committee considered when making its 2016 compensation decisions. Meridian used compensation peer data from the above companies for each position that our executive officers hold to the extent available.

Meridian also provided data from the following two third-party general industry surveys for companies with revenue amounts similar to those of the Company as an additional reference point to validate the peer-company specific data:

•	Towers Watson 2015 CDB Executive Compensation Survey Report
•	Aon Hewitt 2015 Total Compensation Measurement Executive Report

Meridian presented compensation at each quartile of the data (both peer-company specific data as well as third party market survey data) to the Compensation Committee with respect to total compensation and major elements of compensation (i.e., base salary, annual cash incentive and long-term equity compensation) for each of the executive officer’s positions.

The Compensation Committee used this data to determine whether its compensation decisions were within the market for each executive officer; however, the Compensation Committee did not set any compensation for any executive officer at a specific level within the peer group range for each executive offer (such as pegging the compensation to a 50th percentile level). Rather, the Compensation Committee exercised its discretion considering the following factors:

• the executive’s contributions and performance	• market levels of compensation for positions comparable to the executive’s position
• the executive’s roles and responsibilities, including the executive’s tenure in such role	• the executive’s compensation history and compensation mix, including this history and mix that newly hired executives experienced with their prior employers
• the Company’s need for the executive’s skills	• the executive’s potential and readiness to contribute in the executive’s current role
• the executive’s experience and management responsibilities

The Compensation Committee did not necessarily weigh any particular factor more or less than any other factors.

2016 Executive Compensation Program Description

Compensation Philosophy and Objectives

Our executive compensation programs are structured to reward the achievement of our specific annual and strategic performance goals and our long-term objective of increasing shareholder value. Accordingly, the executive compensation philosophy of the Compensation Committee is threefold:

•	To attract and retain talented executive officers by providing competitive total compensation and to motivate them to achieve the Company’s short-term and long-term financial and strategic goals and objectives;

•	To align the interests of our executive officers with those of our stockholders; and

•	To provide performance based cash and stock incentive awards to recognize and reward executive officers who demonstrate sustained exceptional performance.

Elements of Compensation

The principal components of compensation for our executive officers are:

•	Base salary;
•	Annual cash incentive;
•	Long-term equity compensation; and
•	Benefits – including health, welfare and retirement benefits.

Component	Objectives	Plan Design	Link to Performance
Base Salary	To attract and retain highly qualified executives and to provide a market competitive base level of compensation.	The Compensation Committee reviews base salaries annually to reflect qualifications, level of responsibility, contributions, leadership, performance and competitive marketplace for executives.	The Compensation Committee takes into consideration individual executive officer performance and contribution when determining annual increases.

Annual Cash Incentive	To motivate executive officers to achieve the Company’s annual financial and operational goals, which in turn are designed to achieve long-term profitability and value for stockholders.

2016 annual cash incentive payouts were based on the achievement of pre-determined Adjusted EBITDA* and Cash From Operations** goals, which the Board sets at the beginning of each year.

Note: Mr. Hutchinson’s annual cash incentive plan also included United States EBITDA and RONA**** performance metrics in addition to the metrics above, as described in “—2016 Annual Cash Incentive Performance Percentage – Mr. Hutchinson”.

Mr. Bates’ annual cash incentive plan for the first three months of 2016 was based on North America and Canada EBITDA, North America and Canada RONA and individual key performance indicators, as described in “—2016 Annual Cash Incentive Performance Percentage – Mr. Bates”.

In 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2016 would be subject to a reduction factor of 50%. Due to the application of this reduction factor, 2016 annual incentive plan payouts are lower than would have been achieved for 2016 performance using the normalized payout scale.

For Messrs. Lane, Braun and Churay, the annual cash incentive relative to the Adjusted EBITDA and Cash From Operations performance metrics is only earned when 75% of the goal for each metric is achieved. If less than 75% of goal is achieved, there is no payout for that metric.

For the other NEOs, the annual cash incentive relative to the Adjusted EBITDA, Cash From Operations and RONA performance metrics is only earned when 50% of the goal for each metric is achieved. If less than 50% of goal is achieved, there is no payout for that metric.

Maximum payout is capped at 125% of target for the Adjusted EBITDA, Cash From Operations and RONA performance metrics.

Long-Term Equity Compensation	To increase share price and long-term economic value of the Company.	2016 long-term incentive compensation is comprised of time-vested restricted stock units (50% of grant), performance share units based on three-year relative total shareholder return (25% of grant) and performance share units based on a three-year RANCE*** objective (25% of grant).

Restricted stock unit awards support retention and continuity of executive officers; and the value of the restricted stock unit award increases or decreases depending on our stock price.

Vesting of performance share units is based on three-year relative total shareholder return (measured against companies in the OSX index) and three-year RANCE performance. Target payout is achieved only when target performance for these measures is achieved.

Benefits	To attract and retain executives by providing market competitive benefits and to provide for the current and future health, welfare and retirement needs of employees and their families.	Executives are provided health, welfare and retirement benefits that are broadly available to all Company employees.	Not linked to individual performance.

*	We calculate Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles and certain other expenses, including non-cash expenses (such as equity-based compensation, severance and restructuring charges, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of our last-in, first out inventory costing methodology.

**	Cash From Operations is the amount appearing on the Company’s consolidated statement of cash flows, prepared in accordance with U.S. generally accepted accounting principles, denoted as “net cash provided by (used in) operations”.

***	RANCE is calculated as cumulative net income plus tax effected interest expense over the three year period, divided by average net capital employed for the three year period, which quotient was then divided by three.

****We calculate RONA as Adjusted EBITDA Return on Net Assets which is equal to a) adjusted EBITDA divided by b) accounts receivable, plus inventory, plus the LIFO reserve, plus property, plant and equipment, less accounts payable.

Base Salary

We provide our executive officers with a base salary to compensate them for services they provide during the fiscal year, and to provide a market competitive base level of pay commensurate with the skills and experience of our executives. The Compensation Committee reviews base salary for executive officers on an annual basis, and recommends increases based on each executive officer’s position, responsibilities, contributions, leadership, performance, current compensation (both individually and as compared to other executives) and survey data. Increases are not automatic or guaranteed, and do not always take place each year.

Our NEOs did not receive a base salary increase in 2016 due to the challenging market environment during this period.

Name	Base Salary Effective 12/31/2016

Andrew R. Lane	$850,000

James E. Braun	$475,000

Daniel J. Churay	$400,000

Grant R. Bates	$310,000

John L. Bowhay	$320,000

Scott A. Hutchinson	$372,250

Rory M. Isaac	$407,500

Annual Cash Incentive

Our annual cash incentive plan is a performance based plan, which provides cash compensation to eligible employees (including the executive officers), based on performance relative to certain financial and operational metrics. In 2016, a majority of our salaried employees participated in the annual cash incentive plan.

Annual Cash Incentive Targets

The Compensation Committee approves annual cash incentive target percentages for the executive officers based on its review of market data and other internal factors, subject to the terms of any employment agreements between the Company and the executives.

There were no changes to Annual Cash Incentive Target percentages for NEOs in 2016, with the exception of Mr. Bates whose Annual Cash Incentive Target percentage was increased from 40% in 2015 to 70% in 2016.

Name	Annual Cash Incentive Target	The annual cash incentive amount payable to each executive is calculated as follows: Annual Cash Incentive = Base Salary X Annual Cash Incentive Target X Performance Relative to Performance Metrics
Andrew R. Lane	100%
James E. Braun	75%
Daniel J. Churay	75%
Grant R. Bates	70%
John L. Bowhay	70%
Scott A. Hutchinson*	70%
Rory M. Isaac*	75%

*The annual cash incentive payment for Messrs. Hutchinson and Isaac was prorated based on their retirement date of April 1, 2016.

2016 Annual Cash Incentive Performance Metrics

In 2016, to further focus NEOs on the Company’s financial metrics, the Compensation Committee eliminated individual key performance indicators (“KPIs”) as a metric in the annual cash incentive plan for executive officers.

Accordingly, in 2016, the annual cash incentive plan for the executive officers only includes two performance metrics. These metrics were selected because they are very strongly linked to the profitability and growth of the Company. Although this plan is paid based on annual results, these metrics are designed to promote the Company’s continued profitability and sustained growth over time, as well as the creation of long-term stockholder value.

The goal for each of the metrics was related to the consolidated performance of the Company and was determined by a budgeting process for the 2016 Company operating plan. This process involved an examination of our markets, customers and general outlook with respect to 2016. The Board approved the final budget.

Below are the 2016 performance metrics, their relative weighting and the goal for each metric:

Performance Metric	Weight	2016 Goal	Definition	Objective
Adjusted EBITDA	75%	$141 million	Adjusted earnings before interest, taxes, depreciation and amortization	To align payout to growth in sales and profit margins, while taking into account expense management
Cash From Operations	25%	$202 million	Cash From Operations	To encourage and reward generation of positive cash flow from the Company’s operations.

Note: For the first three months of 2016, the annual cash incentive plan for Mr. Bates also included North America and Canada performance measures as well as individual KPIs as described in “—2016 Annual Cash Incentive Payout Percentage – Mr. Bates”.

The annual cash incentive plan for Mr. Hutchinson also includes US performance measures as described in “—2016 Annual Cash Incentive Payout Percentage – Mr. Hutchinson”.

In 2016, potential payouts under the annual incentive plan were substantially reduced due to the application of a reduction factor of 50%. The reduction factor in 2016 was even lower than the 32% reduction factor in 2015. In addition, the Compensation Committee set aggressive “stretch” targets for the Adjusted EBITDA, Cash from Operations and RONA measures for the Company. In light of these reductions, to continue to motivate employees to achieve the “stretch” targets, the Compensation Committee reduced the minimum performance for payment under the Annual Cash Incentive Plan to 50% from 75% for all Company employees in the plan; with the exception of Messrs. Lane, Braun and Churay, who continued to have a higher threshold for payout under the plan.

The table below shows the payout earned for each level of performance against the Adjusted EBITDA and Cash From Operations metrics for Messrs. Lane, Braun and Churay (with a minimum performance of 75% of target required for payout under the plan):

No Payout	0%	Payout earned when performance is below 75% of goal
Minimum*	25%	Payout earned when performance is at 75% of goal
Target	100%	Payout earned when performance is at 100% of goal
Maximum**	125%	Payout earned when performance is at 125% of goal or greater

The table below shows the payout earned for each level of performance against the Adjusted EBITDA, Cash From Operations and RONA metrics for all other employees in the Annual Cash Incentive Plan, including Messrs. Bates, Bowhay, Hutchinson and Isaac:

No Payout	0%	Payout earned when performance is below 50% of goal
Minimum*	25%	Payout earned when performance is at 50% of goal
Target	100%	Payout earned when performance is at 100% of goal
Maximum**	125%	Payout earned when performance is at 125% of goal or greater

*For performance achievement between the specified minimum and target, payouts are interpolated on a straight-line basis.

**For performance achievement between the specified target and maximum performance levels, payouts are interpolated on a straight-line basis, until the maximum is reached.

The Compensation Committee sets the 2016 Annual Cash Incentive Plan performance metrics at the beginning of a plan period. The Compensation Committee may also choose, in its discretion, to consider other compensation, such as cash bonuses, or create additional incentive plans to meet business objectives or award performance. (For instance, see “—Annual Cash Incentive 2016 Payout”).

2016 Annual Cash Incentive Performance

At the beginning of 2016, due to a continuing downturn in oil and gas markets, the Compensation Committee decided that any payouts achieved under the annual incentive plan in 2016 would be subject to a reduction factor of 50%. Due to the application of this reduction factor, 2016 annual incentive plan payouts are lower than would have been achieved for 2016 performance using the normalized payout scale.

In 2016, the Company generated Adjusted EBITDA of $75.4 million and Cash From Operations of $253 million.

2016 Annual Cash Incentive Payout Percentage – Messrs. Lane, Braun and Churay

Under the normalized Annual Cash Incentive plan calculations for Messrs. Lane, Braun and Churay, performance for the Adjusted EBITDA metric was 54% of target and performance for the Cash From Operations metric was 125% of target.

Based on this, they would each have earned 31.25% of their annual cash incentive target for 2016, as shown in the table below. With the 50% reduction factor applied, they earned 15.63% of their annual cash incentive target.

Performance Metric	2016 Performance	2016 Goal	2016 Performance %		2016 Payout %	Weight	Weighted Performance
Adjusted EBITDA	$75.4 million ÷	$140.58 million =	54%	g	0% x	75% =	0%
Cash From Operations	$253 million ÷	$202 million =	125%	g	125% x	25% =	31.25%
Total 2016 Performance Percentage (before reduction)							31.25%
Final 2016 Performance Percentage (with 50% Reduction Factor Applied)							15.625%

2016 Annual Cash Incentive Payout Percentage – Messrs. Bowhay and Isaac

Under the normalized Annual Cash Incentive plan calculations for Messrs. Bowhay and Isaac, performance for the Adjusted EBITDA metrics is 54% of target and performance for the Cash From Operations metric is 125% of target.

Based on this, they would each have earned 54.95% of their annual cash incentive target for 2016. With the 50% reduction factor applied, they earned 27.475% of their annual cash incentive target, as shown in the table below.

Performance Metric	2016 Performance	2016 Goal	2016 Performance %		2016 Payout %	Weight	Weighted Performance
Adjusted EBITDA	$75.4 million ÷	$140.58 million =	54%	g	31.6% x	75% =	23.70%
Cash From Operations	$253 million ÷	$202 million =	125%	g	125% x	25% =	31.25%
Total 2016 Performance Percentage (before reduction)							54.95%
Final 2016 Performance Percentage (with 50% Reduction Factor Applied)							27.475%

Annual Cash Incentive Payout Percentage – Mr. Bates

Mr. Bates was Senior Vice President, Canada for the first three months of 2016 prior to becoming an executive officer, and effective April 1, 2016, he was appointed Senior Vice President, Operational Excellence and Chief Information Officer. Accordingly, his 2016 Annual Cash Incentive payout is based on North America measures, Canada measures and individual KPIs for the first three months of the year, and MRC Global measures for the last nine months of the year. His individual KPI achievement for the position of Senior Vice President, Canada in 2016 was 100%, based on his successful attainment of individual objectives set for him prior to becoming an executive officer.

Based on these measures, he would have earned 47.2% of his annual cash incentive target for 2016. With the 50% reduction factor applied, he earned 23.6% of his annual cash incentive target, as shown in the table below.

2016 Performance Percentage – January 2016 – March 2016

Performance Metric	2016 Performance	2016 Goal	2016 Performance %		2016 Payout %	Weight	Weighted Performance
North America Adjusted EBITDA	$89.7 million ÷	$124.7 million =	72%	g	61% x	18% =	10.98%
North America RONA	11.5% ÷	15.4% =	75%	g	66% x	5% =	3.30%
Canada Adjusted EBITDA	$1.03 million ÷	$3.2 million =	32%	g	0% x	52% =	0%
Canada RONA	1.64% ÷	6.78% =	24%	g	0% x	15% =	0%
Individual KPIs	100% ÷	100% =	100%	g	100% x	10% =	10%
Total 2016 Performance Percentage (before reduction)							24.28%
Final 2016 Performance Percentage (with 50% Reduction Factor Applied)							12.14%

2016 Performance Percentage – April 2016 – December 2016

Performance Metric	2016 Performance	2016 Goal	2016 Performance %		2016 Payout %	Weight	Weighted Performance
Adjusted EBITDA	$75.4 million ÷	$140.58 million =	54%	g	31.6% x	75% =	23.70%
Cash From Operations	$253 million ÷	$202 million =	125%	g	125% x	25% =	31.25%
Total 2016 Performance Percentage (before reduction)							54.95%
Final 2016 Performance Percentage (with 50% Reduction Factor Applied)							27.475%

2016 Performance Percentage – Full Year

Months	Performance Percentage (with 50% reduction factor)	Weight	Reduced 2016 Performance Percentage
January – March 2016	12.14% x	25% =	3.035%
April – December 2016	27.475% x	75% =	20.606%
Total Performance Percentage for 2016 (with 50% Reduction Factor Applied)			23.641%

Annual Cash Incentive Payout Percentage – Mr. Hutchinson

Mr. Hutchinson was Senior Vice President, United States Operations for the first three months of 2016, and he retired effective as of April 1, 2016. Accordingly, his 2016 Annual Cash Incentive payout is based on MRC Global and United States measures.

Based on these measures, he would have earned 60.15% of their annual cash incentive target for 2016. With the 50% reduction factor applied, he earned 30.07% of his annual cash incentive target, as shown in the table below.

Performance Metric	2016 Performance	2016 Goal	2016 Performance %		2016 Payout %	Weight	Weighted Performance
Adjusted EBITDA	$75.4 million ÷	$140.58 million =	54%	g	31.6% x	20% =	6.32%
Cash From Operations	$253 million ÷	$202 million =	125%	g	125% x	5% =	6.25%
US Adjusted EBITDA	$84.37 million ÷	$115.85 million =	73%	g	62.8% x	60% =	37.68%
US RONA	12.2% ÷	16.3% =	75%	g	66% x	15% =	9.9%
Total 2016 Performance Percentage (before reduction)							60.15%
Final 2016 Performance Percentage (with 50% Reduction Factor Applied)							30.075%

Annual Cash Incentive 2016 Payout Amounts

Based on these performance percentages described above, the amounts the Company paid to the NEOs in 2016 are as shown in the table below.

Name	2016 Base Salary	2016 Incentive Target Percentage	2016 Performance Percentage (After 50% Reduction)	2016 Annual Cash Incentive Payout
Andrew R. Lane	$850,000 x	100% x	15.6250% =	$132,813
James E. Braun	$475,000 x	75% x	15.6250% =	$55,664
Daniel J. Churay	$400,000 x	75% x	15.6250% =	$46,875
Grant R. Bates	$310,000 x	70% x	23.6413% =	$51,302
John L. Bowhay	$320,000 x	70% x	27.475% =	$61,544
Scott A. Hutchinson*	$92,808 x	70% x	30.075% =	$19,538
Rory M. Isaac*	$101,596 x	75% x	27.475% =	$20,935

*Messrs. Hutchinson and Isaac retired effective April 1, 2016, therefore the base salary used for the Annual Cash Incentive Payout calculation is prorated for time worked.

2016 Cash Bonus

The Compensation Committee also awarded an additional cash bonus to Messrs. Lane, Braun and Churay for their contributions towards the Company achieving the following performance results in 2016:

•	Reduction of net debt by $145 million, by generating $253 million in cash flow from operations, even with reduced sales due to a downturn in the oil and gas markets;
•	Optimization of our working capital by reducing inventory by $220 million and average days’ sales outstanding by four days; and
•	Sale of the oil country tubular goods (OCTG) business in February 2016, reducing our exposure to lower margin, higher volatility business.

These results strengthened the balance sheet and improved financial liquidity for future growth opportunities.

The 2016 Cash Bonus amounts paid to Messrs. Lane, Braun and Churay are as shown in the table below:

Name	2016 Cash Bonus
Andrew R. Lane	$54,187
James E. Braun	$22,336
Daniel J. Churay	$19,125

Even after taking into account payouts for these executives, under the annual incentive plan, the total of the amounts paid under the annual incentive plan plus cash bonuses were 22%, 16% and 17% of Messrs. Lane’s, Braun’s and Churay’s salaries versus a target payout of 100%, 75% and 75% of their respective salaries.

Long-Term Equity Compensation

Our long-term equity compensation is granted on an annual basis to our executive officers and is designed to align the interests of management with those of our stockholders. In February 2016, we granted long-term equity compensation to the executive officers in the form of restricted stock units and performance share units under the Company’s 2011 Omnibus Incentive Plan. The restricted stock units will vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date. The performance share units will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index) and RANCE performance.

Alignment of Long-Term Equity Compensation to Performance

Our long-term equity compensation is strongly linked to stock price performance.

•	The realized value of performance-based share units to executive officers is tied to performance, since the value is directly related to the Company’s relative total shareholder return and RANCE performance. Also, the performance share units provide retention value by vesting at the end of a three-year performance period.

•	The primary purpose of the restricted stock units is to support retention and continuity of executive officers. The restricted stock unit awards vest over a multi-year period. However, the realized value of restricted stock is also tied to stock price performance, since the value of restricted stock units increases or decreases depending on our stock price at vesting.

2016 Long-Term Equity Compensation Grant

The table below shows the details of the grants:

Grant Year 2016	Restricted Stock Units	Performance Share Units (Relative Total Shareholder Return)	Performance Share Units (RANCE)

Weighting	50% of grant value	25% of grant value	25% of grant value

Vesting Schedule	Vesting 34% in year one and 33% in each of years two and three	Vesting at the end of three years, percentage of stock vested depends on relative total shareholder return performance (compared to the companies in the OSX index)	Vesting at the end of three years, percentage of stock vested depends on RANCE performance relative to target

2016 Performance Share Units (Relative Total Shareholder Return)

The performance share units will vest at the end of three years, based on relative total shareholder performance compared to companies in the OSX index. The number of shares awarded at the end of the three year performance period will be based on the scale below.

Relative TSR	Percentage of Target Share Units Earned*
90th percentile or greater	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Below 30th percentile	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight line basis.

2016 Performance Share Units (RANCE)

The performance share units will vest at the end of three years, based on average RANCE performance during the 2016-2018 period. The number of shares awarded at the end of the three year performance period will be based on the scale below. The RANCE Target for 2016 was a “stretch” target and was set at a level higher than the RANCE target for the 2015-2017 performance period.

Percentage of RANCE Target	Percentage of Target Share Units Earned*
200% or more	100%
150%	75%
100%	50%
60%	25%
20% or less	0%

*For any performance levels between the levels specified above, percentage of target shares earned will be interpolated on a straight line basis.

The actual RANCE target was set on the date of grant and the performance relative to the target will be determined at the end of the three-year measurement period.

The table below sets forth the number of restricted stock units and performance share units granted to each NEO in 2016. The Compensation Committee determined a dollar value amount of restricted stock units and performance share units that it desired to grant each NEO (or in the case of the CEO, recommend to the Board to grant). This dollar value amount was then divided by the 20-day VWAP of $9.54 as of the date preceding the grant date to determine the number of units to be granted.

Name	Restricted Stock Units Grant	Performance Share Units Grant	Performance Share Units Grant (Relative Total Shareholder Return)	Number of Shares of Performance Share Units (Relative Total Shareholder Return)	Performance Share Units Grant (RANCE)	Number of Shares of Performance Share Units (RANCE)
Andrew R. Lane	$1,806,246	189,334	$903,123	94,667	$903,123	94,667
James E. Braun	$415,629	43,567	$207,819	21,784	$207,810	21,783
Daniel J. Churay	$249,996	26,205	$125,003	13,103	$124,993	13,102
Grant R. Bates	$193,748	20,309	$96,879	10,155	$96,869	10,154
John L. Bowhay	$199,997	20,964	$99,998	10,482	$99,998	10,482
Scott A. Hutchinson	$61,419	6,438	$30,709	3,219	$30,709	3,219
Rory M. Isaac	$67,915	7,119	$33,962	3,560	$33,953	3,559

2016 Additional Long-Term Equity Compensation Grant for CEO

Also in February 2016, the Board, on the recommendation of the Compensation Committee, granted an additional long-term equity grant to Mr. Lane as an incentive to extend his employment agreement until May 16, 2020 and as a retention incentive based on the following factors:

•	After several years of less than a market 25th percentile long-term incentive opportunity, to establish a competitive total compensation for the CEO, including a 50th percentile long term incentive opportunity, to align management with shareholders’ long term interests;

•	To recognize the excellent leadership and business plan execution displayed by the CEO for quickly addressing costs as a result of the energy sector downturn that began in 2014;

•	To provide a material incentive for the CEO to create shareholder value in a highly competitive cyclical business through the execution of selected growth and investment strategies; and

•	To retain the CEO for four additional years to continue the Company’s succession plan and the Company’s strategic development to promote long term shareholder value.

Mr. Lane received 209,644 restricted stock units. 50% of these Restricted Stock Units vest in two years from the date of grant, and the remaining 50% vest in four years from the date of grant.

Benefits and Perquisites

The Compensation Committee reviews the benefits and perquisites provided to certain of the executive officers on an annual basis to ensure the reasonableness of these programs. We provide competitive health, welfare and retirement benefits to our Company’s employees. Other than as outlined below, our current named executive officers do not receive any additional benefits or perquisites.

The Company reimbursed Messrs. Isaac and Bowhay the cost of a country club membership. We provided a company car for business and personal use to Messrs. Hutchinson and Isaac. The Company provided Mr. Bates with a company car for business and personal use for three months.

Mr. Bowhay and Mr. Bates moved to the United States in 2016 to take up their current position as executive officers. To assist in their transition to the United States, the Company provided certain expatriate benefits to them.

Mr. Bowhay received a monthly tax-protected housing and utilities allowance, a one-time allowance for miscellaneous expenses associated with his move and a vehicle allowance with reimbursement of business mileage. He also received reimbursement for the cost of five business class air tickets between the United States and the United Kingdom for him and for his spouse, shipping of his personal goods to the United States and other miscellaneous imputed amounts.

Mr. Bates received a monthly tax-protected housing and utilities allowance, a one-time allowance for miscellaneous expenses associated with his move, a superannuation supplement, a vehicle allowance with a fuel card for business travel and shipping of his personal goods to the United States.

We provide our current named executive officers who have entered into employment agreements with us certain severance payments and benefits in the event of a termination of their employment under certain circumstances. We designed these agreements to promote stability and continuity of senior management. For additional information, see “Potential Payments upon Termination or Change in Control”.

Other Matters Related to Compensation

Equity Ownership Guidelines

The Compensation Committee believes that the Company’s executive officers and directors should own and hold an investment value position in the common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. In addition, the Compensation Committee believes that the investment community values officer and director stock ownership and that stock ownership demonstrates a commitment to and belief in the success and long-term profitability of the Company. Our executive officers and directors owned approximately 6.3% of the Company’s outstanding common stock as of December 31, 2016. In addition, the Compensation Committee has adopted the Equity Ownership Guidelines described below.

Position	Equity Ownership Guidelines
Chief Executive Officer	5 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	3 times base salary
Non-employee Directors	5 times annual cash retainer

The Compensation Committee intends for executive officers and directors who are or become subject to these guidelines to achieve the applicable ownership guideline within five years from the date of adoption of the guidelines or the date the participant becomes subject to the guidelines. If an executive officer or director becomes subject to a greater ownership amount, due to promotion or an increase in base salary (or annual cash retainer), the executive officer (or director) is expected to meet the incrementally higher ownership amount within the later of three years from the effective date of the promotion or increase in base salary or cash retainer and the end of the original five-year period. The three-year period to achieve the incremental guideline begins in January following the year of the promotion or increase in base salary or cash retainer.

If an executive officer or director is not in compliance with the guidelines, the Compensation Committee may determine the appropriate action to take, which may include holding requirements on new grants of shares or the payment of a portion of the annual cash incentive or cash retainer in shares of our common stock. Any additional restrictions on previous awards must be agreed to by the executive officer or director. These guidelines may be waived, at the discretion of the Compensation Committee, if compliance would create severe hardship or prevent an executive officer or director from complying with a court order, as in the case of a divorce settlement.

Our executive officers and directors met the equity ownership guidelines for 2016 on a prorated basis.

Anti-Hedging and Anti-Pledging Policy

Pursuant to the Company’s Securities Trading and Disclosure Policy, directors and executive officers of the Company are prohibited from engaging in short-term or speculative transactions involving Company securities including:

•	Engaging in short sales;

•	Engaging in transactions in put options, call options or other derivative securities related to Company securities on an exchange or in any other organized market;

•	Engaging in hedging or monetization transactions related to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps and collars; and

•	Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Prior to the Company’s initial public offering in April 2012, Mr. Krans indirectly owned, through a limited liability company, an interest in PVF Holdings LLC (“PVF Holdings”) along with over 400 other interest holders. Prior to the initial public offering, PVF Holdings owned 98% of MRC Global. The Board permitted Mr. Krans (and his limited liability company) to pledge his interest in PVF Holdings. Mr. Krans subsequently provided a general security interest in the assets of the limited liability company, including his interest in PVF Holdings. In May 2013, PVF Holdings was dissolved, and it distributed its MRC Global common shares to its interest holders, including to Mr. Krans’ limited liability company. Mr. Krans’ shares of MRC Global common stock held through his limited liability company remain subject to a general security interest.

Prohibition on Re-pricing of Stock Options without Stockholder Approval

Pursuant to the terms of the 2011 Omnibus Incentive Plan and a 2013 amendment to the 2007 Stock Option Plan, the Compensation Committee has no authority to make any adjustment (other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the plan) or amendment and no adjustment or amendment shall be made, that reduces or would have the effect of reducing the option price of an option previously granted under the plan whether through amendment, cancellation or replacement grants or other means, unless the Company’s stockholders approve the adjustment or amendment.

Clawback Policy

Pursuant to the Company’s Clawback Policy, the Company can recoup certain compensation from covered employees in the event of a restatement of our financial statements due to theft, fraud, willful misconduct or negligence. All employees receiving any short-term or long-term equity compensation are subject to this policy.

This policy covers all incentive and performance-based stock awards granted after the effective date of the policy under any Company equity incentive plan (e.g. stock options, restricted stock, and performance stock) and all cash performance awards (e.g. annual bonuses and other cash incentives) granted after the effective date of the policy. The recouped amount resulting from the restatement generally will be the difference between the amount of covered compensation previously awarded or earned and what would have been awarded or earned under the restated financial statements.

Tax and Accounting Implications

All deferred compensation arrangements have been structured in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”).

Section 162(m) (“Section 162(m)”) of the IRC disallows a company tax deduction for any publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to each of the principal executive officers and the three other most highly compensated executive officers for the taxable year other than the principal financial officer, unless compensation qualifies as “performance-based compensation” (as defined in Section 162(m)). As a general matter, the Company strives to design its compensation programs to meet the requirements of Section 162(m) to achieve the deduction for compensation expense; however, the Company may on an exception basis also pay compensation to its executive officers that may not be fully deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Messrs. Perkins, Wood and Dr. Linse. The Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. No member of the Compensation Committee was an officer or employee of the Company during 2016, and no member of the Compensation Committee was formerly an officer of MRC Global or any of its subsidiaries. In addition, during 2016, none of our executive officers served as a member of a Compensation Committee or board of directors of any other entity, an executive officer of which served as a member of our Board.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Meridian, management and with the Board. Based on such review and discussion, the Compensation Committee, on behalf of the Board, has recommended that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal year 2016, ended December 31, 2016.

The Compensation Committee

Robert L. Wood, Chair

Dr. Cornelis A. Linse

John A. Perkins

PROPOSAL II: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We request our stockholders to approve, on an advisory basis, a non-binding, advisory resolution approving our named executive officer compensation as disclosed in accordance with the SEC’s rules in this Proxy Statement. This proposal is commonly known as a “Say-on-Pay” proposal.

As discussed in the “Compensation Discussion and Analysis” as well as in the tables and narrative in “Executive Compensation”, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our executive officers for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning the interests of our executive officers with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•	The majority of executive officer target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock; and

•	Our 2016 annual cash incentive program aligns payments to actual performance on pre-established targets effectively linking the Company’s financial performance to executive officer pay.

•	The Compensation Committee has taken appropriate steps to moderate compensation in light of the oil and gas industry downturn, by reducing incentive opportunities for executives and freezing base salaries.

We are seeking our stockholders’ support for our named executive officer compensation as this Proxy Statement details. This proposal is solicited in response to SEC requirements and seeks our stockholders’ views on our named executive officer compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our named executive officers including our pay philosophy, our pay principles and pay practices as this Proxy Statement describes. The Board asks for you to approve, on a non-binding basis, the following advisory resolution:

RESOLVED, that the stockholders of MRC Global Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for named executive officers. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2018 Annual Meeting of stockholders.

To be approved, this proposal must be approved by a majority of the votes cast by the stockholders present in person or represented by proxy, meaning that the votes cast by the stockholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal. Abstentions from voting on this proposal and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” THE RESOLUTION APPROVING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

Risk in Relation to Compensation Programs

We have performed a review of all of our material compensation plans and have concluded that there are no plans that provide meaningful incentives for employees, including the NEOs, to take risks that would be reasonably likely to have a material adverse effect on us. Because our current compensation plans have a cap on the amount of incentive compensation that can be paid under the plans, risk of excessive compensation is negligible. This limit also has the effect of not encouraging operational or strategic decisions that expose the Company to undue risk.

Employment and Other Agreements

Three of the current named executive officers have entered into an employment agreement with us. Mr. Lane’s employment agreement commenced in May 2013 and was amended in February 2016. Mr. Braun and Mr. Churay each entered into amended and restated employment agreements in February 2014. In addition to the terms of these agreements described below, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described in the section titled “Potential Payments upon Termination or Change in Control”.

The amendment to Mr. Lane’s employment agreement extended his term of employment until May 16, 2020, with automatic one-year renewals thereafter, unless either party gives ninety days’ written notice of non-renewal. The employment agreement of Mr. Braun and Mr. Churay has an initial term of one year, which was automatically extended on the first anniversary of the date of the agreement and will be extended on each subsequent anniversary for one additional year, unless either party gives ninety days’ written notice of non-renewal. Each agreement provides for an initial base salary, to be reviewed annually, which the Board (or a committee of the Board) may adjust upward at its discretion, and an annual cash incentive opportunity to be based upon individual or Company performance criteria that the Board establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. The following table sets forth each current named executive officer’s base salary as of January 1, 2016 and target annual cash incentive percentage:

Executive	Salary	Annual Incentive Percentage
Andrew R. Lane	$850,000	100%
James E. Braun	$475,000	75%
Daniel J. Churay	$400,000	75%

Mr. Lane is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 24 months thereafter (or 36 months thereafter if Mr. Lane is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights. Each of Mr. Braun and Mr. Churay is subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during his employment and for 18 months thereafter (or 24 months thereafter if the executive officer is entitled to separation benefits following a Change in Control; see “Potential Payments upon Termination or Change in Control – Change in Control”), and is also subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

Mr. Isaac previously had an employment agreement. Pursuant to his employment agreement, Mr. Isaac had the option to resign from service with the Company for Good Reason (as defined in his employment agreement) due to the elimination of his position of executive vice president – international operations and his assignment to a position with reduced responsibilities. In the case of his resignation for Good Reason, he was entitled to the separation benefits that his employment agreement provides for a separation for Good Reason. He agreed to suspend receipt of the separation benefits that his employment agreement provided until he actually separated from service on April 1, 2016. These benefits include:

•	18 months of separation pay of $59,427 per month
•	18 months of company-paid reimbursement for health and dental insurance
•	Paid, unused vacation

In addition, Mr. Isaac remained eligible to receive an annual bonus for 2016 based on actual Company performance prorated for the number of days Mr. Isaac was actively employed in 2016 in his position as Senior Vice President – Business Development until he retired effective April 1, 2016. Thereafter, the Company retained Mr. Isaac through December 31, 2016 to consult with the Company on the Company’s online product catalog and other projects that the Company designated from time to time for which Mr. Isaac was paid a fee of $33,958 per month. Mr. Isaac was deemed “retired” under the provisions of his various equity grants, which will continue to vest in ordinary course, subject to continued compliance with restrictive covenants contained in the grant agreements.

The Company eliminated the position of Senior Vice President – US Operations and reduced its North American regions from four regions (Canada, Western US, Gulf Coast US and Eastern US) to two regions, eliminating one regional vice president position. In connection with these changes, Scott Hutchinson, Senior Vice President – US Operations, retired from the Company effective April 1, 2016. As a result of the elimination of his position and consistent with his 32 years of service with the Company, Mr. Hutchinson receives separation benefits consisting of the following:

•	18 months of separation pay of $52,735 per month
•	18 months of company-paid reimbursement for health and dental insurance
•	Paid, unused vacation
•	Annual bonus for 2016 in an undetermined amount, subject to actual performance

Mr. Hutchinson was deemed “retired” under the provisions of his various equity grants, which will continue to vest in ordinary course, subject to continued compliance with restrictive covenants contained in the grant agreements. In addition, the Company retained Mr. Hutchinson through December 31, 2016 to consult with the Company on the Company’s enterprise resource planning software implementation project for the International segment and other projects that the Company designated from time to time for which Mr. Hutchinson was paid a fee of $31,020 per month.

To receive these benefits, both Messrs. Hutchinson and Isaac:

•	Provided the Company with a release of claims
•	Confirmed his covenant not to compete with the Company for 18 months
•	Confirmed his covenants not to solicit the business of Company customers or employment of Company employees for 18 months
•	Agreed to cooperate with the Company in any investigations or disputes arising during the time the Company employed him

Summary Compensation Table for 2016

The following table, footnotes and the narrative discussion above in “Compensation Discussion and Analysis” set forth information with respect to compensation earned during each of the fiscal years ended 2014, 2015 and 2016 by our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Change in Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)
Andrew R. Lane Director, President and CEO	2016	850,000	54,187	132,813	5,698,306	—	—	15,502	6,750,808
	2015	850,000	—	535,500	2,023,477	—	—	15,502	3,424,479
	2014	850,000	—	793,900	1,062,506	1,062,502	—	15,302	3,784,210
James E. Braun Executive Vice President and Chief Financial Officer	2016	475,000	22,336	55,664	849,557	—	—	15,502	1,418,059
	2015	475,000	—	224,438	678,459	—	—	15,502	1,393,399
	2014	471,538	—	329,820	475,011	475,006	—	15,302	1,766,677
Daniel J. Churay Executive Vice President – Corporate Affairs, General Counsel & Corporate Secretary	2016	400,000	19,125	46,875	510,998	—	—	13,222	990,220
	2015	400,000	—	188,100	380,898	—	—	13,222	982,220
	2014	396,538	—	277,282	300,003	300,003	—	13,022	1,286,848

Grant R. Bates Senior Vice President – Operational Excellence and Chief Information Officer	2016	310,000	—	51,302	396,026	—	—	182,446	939,774
John L. Bowhay Senior Vice President – Supply Chain Management, Valve and Technical Product Sales	2016	315,077	—	61,544	408,798	—	—	231,553	1,016,972
Scott A. Hutchinson Senior Vice President – US Operations	2016	141,741	—	19,538	125,541	—	4,886	750,726	1,042,432
	2015	372,250	—	188,011	354,472	—	4,417	121,633	1,040,783
	2014	372,250	—	249,632	139,585	139,589	4,202	32,918	938,176
Rory M. Isaac Senior Vice President – Business Development	2016	148,111	—	20,935	138,821	—	7,328	841,408	1,156,603
	2015	407,500	—	191,627	388,032	—	6,626	39,960	1,033,745
	2014	406,115	—	284,287	305,628	305,631	6,303	35,723	1,343,687

(1)	The 2016 salaries of Messrs. Hutchinson and Isaac are prorated based upon their retirement on April 1, 2016 and include accrued but unused vacation time as of their retirement date.

(2)	Cash bonuses were awarded to Messrs. Lane, Braun and Churay in 2016 for specific performance results that strengthened the balance sheet and improved financial liquidity for future growth opportunities. See “Compensation Discussion and Analysis – 2016 Cash Bonus” for a discussion of the performance results.

(3)	See “Compensation Discussion and Analysis – 2016 Annual Cash Incentive Performance” for a discussion of the 2016 annual cash incentive payouts.

(4)	The amounts in this column represent the grant date fair value of the restricted stock units and performance-based awards at target performance, calculated pursuant to ASC Topic 718. For Performance Share awards based on Total Shareholder Return, the fair value is estimated on the date of grant based on a multifactor Monte Carlo valuation model that simulates our stock price and total shareholder return relative to companies in the OSX index. Performance Shares vest at the end of a three-year performance period with payouts ranging from 0% - 200%. See “Compensation Discussion and Analysis – Long Term Equity Compensation”. For more information on the calculations used to determine stock based compensation, please see Notes 1 and 12 of our 2016 Audited Financial Statements filed with the Company’s Form 10-K for the year ended December 31, 2016 filed with the SEC on February 17, 2017.

(5)	The amounts in this column represent interest income earned on account balances in the NQD Plan (as defined on page 57).

(6)	Amounts in this column for 2016 include:

•	Company matching contributions made to the MRC Global Retirement Plan, a 401(k) plan, of $10,600 for Messrs. Lane, Braun and Churay, $8,492 for Mr. Bowhay, $4,009 for Mr. Hutchinson and $4,388 for Mr. Isaac;

•	Company contributions of $51,199 to Mr. Bates’ Australian superannuation fund;

•	The imputed value for Company-provided group life insurance of $4,902 for Messrs. Lane and Braun, $2,622 for Mr. Churay, $1,056 for Mr. Bates, $2,302 for Mr. Bowhay, $2,508 for Mr. Hutchinson and $4,826 for Mr. Isaac;

•	The imputed value for personal use of a Company-provided country club membership for Mr. Bowhay of $9,537 and Mr. Isaac of $1,470;

•	The imputed value for personal use of a Company-provided automobile of $753 for Mr. Bates, $1,148 for Mr. Hutchinson and $2,405 for Mr. Isaac;

•	A vehicle allowance for Messrs. Bates and Bowhay of $5,243 and $12,000, respectively;

•	A housing and utilities allowance for Messrs. Bates and Bowhay of $93,667 and $117,823, respectively;

•	A home leave allowance for Mr. Bowhay of $41,511;

•	A miscellaneous one-time allowance to Messrs. Bates and Bowhay for moving costs associated with assignment in the United States in the amounts of $30,528 and $39,595, respectively;

•	Fees paid to Mr. Hutchinson of $279,180 and fees paid or payable to Mr. Isaac of $305,622 under the terms of their respective consulting agreements;

•	Separation benefits paid to Mr. Isaac under the terms of his employment agreement of $522,697 and separation benefits accrued for Mr. Hutchinson under the terms of a separation agreement of $463,881; and

•	Miscellaneous other imputed amounts of $293 for Mr. Bowhay.

(7)	Refer to the “Compensation Discussion and Analysis – 2016 Executive Compensation Program Description” for a narrative description of the principal components of compensation for our executive officers.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table summarizes grants of restricted stock units, performance share units and annual cash awards provided to NEOs in 2016. The material terms of the Company’s annual cash incentive and long-term equity compensation programs are described in the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement.

Name	Grant Date(s)	Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)

Andrew R. Lane	2/18/2016	106,250	425,000	531,250				398,978	0		3,818,219
	2/18/2016				0	94,667	94,667				905,963
	2/18/2016				0	94,667	189,334				974,123
James E. Braun	2/18/2016	44,531	178,125	222,656				43,567	0		416,936
	2/18/2016				0	21,783	21,783				208,464
	2/18/2016				0	21,784	43,568				224,157
Daniel J. Churay	2/18/2016	37,500	150,000	187,500				26,205	0		250,782
	2/18/2016				0	13,102	13,102				125,386
	2/18/2016				0	13,103	26,206				134,830
Grant R. Bates	2/18/2016	27,125	108,500	135,625				20,309	0		194,357
	2/18/2016				0	10,154	10,154				97,174
	2/18/2016				0	10,155	20,310				104,495
John L. Bowhay	2/18/2016	28,000	112,000	140,000				20,964	0		200,625
	2/18/2016				0	10,482	10,482				100,313
	2/18/2016				0	10,482	20,964				107,860
Scott A. Hutchinson	2/18/2016	8,121	32,483	40,603				6,438	0		61,611
	2/18/2016				0	3,219	3,219				30,806
	2/18/2016				0	3,219	6,438				33,124
Rory M. Isaac	2/18/2016	9,525	38,098	47,623				7,119	0		68,129
	2/18/2016				0	3,559	3,559				34,060
	2/18/2016				0	3,560	7,120				36,632

(1)	Due to a continuing oil and gas market downturn in 2016, the Compensation Committee applied a 50% reduction factor to payouts achieved under the plan. The amounts in this column include the impact of the reduction factor. Furthermore, amounts for Messrs. Hutchinson and Isaac are prorated based upon actual time worked in 2016.

(2)	Based on the annual cash incentive performance metrics and goals that the Compensation Committee approved for the 2016 performance period, no portion of the awards based on Adjusted EBITDA or Cash Flow From Operations for Messrs. Lane, Braun and Churay was payable unless there was at least 75% achievement of those performance metrics. No portion of the awards based on Adjusted EBITDA or Cash Flow From Operations or RONA for Messrs. Bates, Bowhay, Hutchinson and Isaac was payable unless there was at least 50% achievement of those performance metrics. At 75% or 50% achievement of each performance metric, there is a payout of 25% of a participant’s target annual cash incentive with respect to the performance metric. The amounts in this column reflect 25% of the named executive officers’ target annual cash incentive for 2016.

(3)	Payouts for the Adjusted EBITDA and Cash Flow From Operations performance metrics increase in 3% increments for each additional percent of achievement beyond 75% up to 100% for Messrs. Lane, Braun and Churay. Payouts increase in 1.5% increments for each additional percent of achievement beyond 50% up to 100% for Messrs. Bates, Bowhay, Hutchinson and Isaac. Upon full achievement of each of those performance metrics, 100% of the target annual cash incentive is paid. If performance metrics for Adjusted EBITDA, Cash From Operations or RONA are exceeded, the maximum payment is 125% of target annual cash incentive. Payouts increase by 1% for each additional percent of achievement beyond 100%. The amounts in these columns reflect 100% and maximum payout of the named executive officers’ target annual cash incentive for 2016.

(4)

In 2016, long term equity incentive grants included performance share units which will vest at the end of three years based on relative total shareholder return performance (compared to companies in the OSX index) and RANCE performance. For performance share units based on relative total shareholder return, payouts may range from 0% to 200% of target shares. For performance share units based on RANCE, payouts may range from 0% to

100%. The grants to Messrs. Hutchinson and Isaac were prorated based on actual time worked in 2016. Refer to “Compensation Discussion and Analysis – 2016 Executive Compensation Program Description” for a narrative description of long-term equity compensation.

(5)	The amounts in this column represent the grant date fair value of the restricted stock and performance based awards, calculated pursuant to ASC Topic 718. See “Compensation Discussion and Analysis – 2016 Long Term Equity Compensation Grant” for a discussion of the 2016 LTI grants.

Outstanding Equity Awards at 2016 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Andrew R. Lane	9/10/2008	879,464	—	$18.10	9/10/2018	—	—
	11/10/2011	226,864	—	$18.10	11/10/2021	—	—
	5/9/2012	—	380,000(1)	$20.85	5/9/2022	—	—
	3/7/2013	130,486(3)	43,496(3)	$29.35	3/7/2023	9,540(5)	193,280
	2/18/2014	58,691(4)	30,236(4)	$29.30	2/18/2024	18,132(6)	367,354
	2/17/2015					52,965(7)	1,073,071	80,249(9)	1,625,845
	2/18/2016					398,978(8)	8,083,294	189,334(9)	3,835,907

James E. Braun	11/10/2011	165,746	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500(1)	$20.85	5/9/2022	—	—
	3/7/2013	41,942(3)	13,981(3)	$29.35	3/7/2023	3,067(5)	62,137
	2/18/2014	26,238(4)	13,518(4)	$29.30	2/18/2024	8,106(6)	164,228
	2/17/2015					17,759(7)	359,797	26,907(9)	545,136
	2/18/2016					43,567(7)	882,667	43,567(9)	882,667

Daniel J. Churay	8/16/2011	66,577	—	$18.10	8/16/2021	—	—
	11/10/2011	17,174	—	$18.10	11/10/2021	—	—
	5/9/2012	—	48,000(1)	$20.85	5/9/2022	—	—
	3/7/2013	26,214(3)	8,738(3)	$29.35	3/7/2023	1,917(5)	38,838
	2/18/2014	16,571(4)	8,538(4)	$29.30	2/18/2024	5,120(6)	103,731
	2/17/2015					9,970(7)	201,992	15,106(9)	306,048
	2/18/2016					26,205(7)	530,913	26,205(9)	530,913

Grant R. Bates	5/8/2012	38,004(2)	9,501(2)	$21.05	5/8/2022	—	—
	3/7/2013	3,693(3)	1,232(3)	$29.35	3/7/2023	270(5)	5,470
	2/18/2014	2,670(4)	1,376(4)	$29.30	2/18/2024	825(6)	16,715
	2/17/2015					10,045(7)	203,512
	2/18/2016					20,309(7)	411,460	20,309(9)	411,460

John L. Bowhay	11/10/2011	1,657	—	$18.10	11/10/2021	—	—
	9/3/2013	1,691(3)	564(3)	$26.25	9/3/2023	129(5)	2,614
	3/7/2013	810(3)	270(3)	$29.35	3/7/2023	60(5)	1,216
	2/18/2014	2,347(4)	1,210(4)	$29.30	2/18/2024	726(6)	14,709
	2/17/2015					7,977(7)	161,614	12,085(9)	244,842
	2/18/2016					20,964(7)	424,731	20,964(9)	424,731

Scott A. Hutchinson	12/3/2009	65,559	—	$21.05	12/3/2019	—	—
	11/10/2011	11,049	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500(1)	$20.85	5/9/2022	—	—
	3/7/2013	17,347(3)	5,783(3)	$29.35	3/7/2023	1,269(5)	25,710
	2/18/2014	7,710(4)	3,973(4)	$29.30	2/18/2024	2,382(6)	48,259
	2/17/2015					9,279(7)	187,993	14,058(9)	284,815
	2/17/2016					6,438(7)	130,434	6,438(9)	130,434

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Rory M. Isaac	12/3/2009	21,853	—	$21.05	12/3/2019	—	—
	11/10/2011	13,812	—	$18.10	11/10/2021	—	—
	5/9/2012	—	71,500(1)	$20.85	5/9/2022	—	—
	3/7/2013	18,524(3)	6,175(3)	$29.35	3/7/2023	917(5)	18,578
	2/18/2014	16,882(4)	8,698(4)	$29.30	2/18/2024	3,528(6)	71,477
	2/17/2015					10,157(7)	205,781	15,389(9)	311,781
	2/17/2016					7,119(7)	144,231	7,119(9)	144,231

See “Compensation Discussion and Analysis—2016 Long-Term Equity Compensation Grant” for a discussion of performance share units and restricted stock units granted in 2016.

(1)	Options granted on May 9, 2012 vest on the fifth anniversary of the date of grant.
(2)	Options granted on May 8, 2012 vest in equal installments over five years.
(3)	Options granted in March and September 2013 vest in equal installments over four years.
(4)	Options granted in February 2014 vest 33% on each of the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant.
(5)	Restricted stock awards granted in March and September 2013 vest in equal installments over five years.
(6)	Restricted stock awards granted in February 2014 vest in equal installments over four years.
(7)	Restricted stock awards and restricted stock units granted in February 2015 and 2016 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant.
(8)	With respect to Mr. Lane’s February 2016 restricted stock unit grants, 189,334 vest 34% on the first anniversary of the date of grant and 33% on each of the second and third anniversaries of the date of grant; 209,644 restricted stock units vest 50% on the second anniversary of the date of grant and 50% vest on the fourth anniversary of the date of grant.
(9)	Performance share units granted in February 2015 and 2016 vest on the third anniversary of the date of grant subject to the achievement of pre-established performance targets.

Option Exercises and Stock Vested During 2016

Name	Stock Awards
	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Andrew R. Lane	41,120	417,444
James E. Braun	14,734	148,511
Daniel J. Churay	8,654	87,506
Grant R. Bates	5,722	55,412
John L. Bowhay	4,564	44,066
Scott A. Hutchinson	6,604	66,383
Rory M. Isaac	7,454	73,489

(1)	This column reflects restricted stock or restricted stock units that vested on February 17, 2016, February 18, 2016 and March 7, 2016. Mr. Bowhay had vesting of restricted stock on September 3, 2016.

(2)	The value realized upon vesting is based on the closing price of our common stock on February 17, 2016 of $9.57, February 18, 2016 of $9.41, on March 7, 2016 of $14.89 and on September 3, 2016 of $14.13 per share.

Nonqualified Deferred Compensation

The Company has adopted the McJunkin Red Man Corporation Nonqualified Deferred Compensation Plan the (the “NQD Plan”). Under the terms of the NQD Plan, select members of management and highly compensated employees could defer receipt of a specified amount or percentage of cash compensation, including annual cash incentive payments. Pursuant to the NQD Plan, prior to 2009, McJunkin Red Man Corporation (now known as “MRC Global (US) Inc.” or the “company”) made predetermined annual contributions to each participant’s account, less any discretionary matching contributions that were made on behalf of the participant to a defined contribution plan for the calendar year. The Compensation Committee decided in 2009 that no further company contributions would be made to participant accounts under the NQD Plan. In 2010, the Compensation Committee froze the NQD Plan. The applicable provisions of the NQD Plan continue to govern amounts that participants deferred or the company contributed to accounts prior to the NQD Plan being frozen.

Each participant’s account balance at the beginning of the calendar year was greater than $100,000. In accordance with the terms of the NQD Plan, each participant is being credited quarterly with interest at the Prime Rate (as defined in the NQD Plan) divided by four plus 0.25%. As of December 31, 2007, all existing participants were fully vested in their entire accounts, including contributions by the company. No further participation was allowed in the NQD Plan after December 31, 2007.

Participants receive the vested balance of their accounts, in cash, upon a Separation from Service (as defined in Section 409A of the IRC (“Section 409A”)). The plan pays this amount in three annual installments (with interest) commencing on January 1 of the second calendar year following the calendar year in which the Separation from Service occurs. In the event of a participant’s death or Permanent Disability (as defined in the NQD Plan), or upon a Change in Control (as defined in the NQD Plan) of the company, the full amount of a participant’s account, vested and unvested, will be paid within 30 days following the event to the participant’s beneficiary, in the case of death, or to the participant, in the case of Permanent Disability or a Change in Control. Notwithstanding the foregoing regarding the timing of payments, distributions to “specified employees” (as defined in Section 409A) may be required to be delayed in accordance with Section 409A.

Nonqualified Deferred Compensation for 2016

Name	Aggregate Earnings in Last Fiscal Year ($)(1)(2)	Aggregate Balance at Last Fiscal Year End (3)
Andrew R. Lane	—	—
James E. Braun	—	—
Daniel J. Churay	—	—
Grant R. Bates	—	—
John L. Bowhay	—	—
Scott A. Hutchinson	4,886	110,819
Rory M. Isaac	7,328	166,230

(1)	We did not make contributions to participant accounts under the NQD Plan in 2016. However, during 2016, the accounts of the named executive officers with account balances under the NQD Plan were credited with interest in accordance with the terms of the NQD Plan.
(2)	Amounts reported in this column are reflected in the 2016 Summary Compensation Table.
(3)	Amounts reported in this column previously were reported as compensation to the NEOs in the Summary Compensation Table for previous years.

Potential Payments upon Termination or Change in Control

Each of Messrs. Lane, Braun and Churay has an employment agreement with MRC Global. As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements.

After the end of the 2015 fiscal year, Messrs. Hutchinson and Isaac announced their retirements, which were effective April 1, 2016. In connection with their retirement, they received those certain separation payments and benefits that are described under “Employment and Other Agreements” and “Nonqualified Deferred Compensation”.

Voluntary Separation

In the event of each current NEO’s voluntary separation (other than retirement) from employment, all unvested stock options and unvested restricted stock awards in respect of the Company’s common stock that the executive holds would be forfeited.

Under terms of the options and stock awards granted under the 2011 Omnibus Incentive Plan, if a current NEO retires and either: (a) the current NEO is at least 65 years of age, or (b) the current NEO’s age plus years of service is equal to at least 80, the options and stock awards will continue to vest and become exercisable as if the current named executive officer remained employed with the Company; provided, that, for grants prior to 2015, the current NEO remains employed with the Company on or after the third anniversary of the date of grant unless the Compensation Committee waives this requirement for the president or CEO or in the case of senior or executive vice presidents, the president or CEO waives this requirement; and for grants after 2015, the current NEO remains employed with the Company on or after the first anniversary of the date of grant unless the Compensation Committee waives this requirement.

In addition, as described in the narrative above following the table titled “Nonqualified Deferred Compensation for 2016”, the fully vested accounts in the NQD Plan would become payable (subject to the requirements of Section 409A). Each of the current named executive officers would also be entitled to unpaid obligations including salary and accrued but unused vacation time as of the termination date, each as set forth in the table below.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	17,981	17,981
James E. Braun	10,048	10,048
Daniel J. Churay	10,000	10,000
Grant R. Bates	6,154	6,154
John L. Bowhay	7,750	7,750

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2016.

Termination Not for Cause and Resignation for Good Reason

The employment agreements to which each of Messrs. Lane, Braun and Churay is a party provide that if their employment is terminated other than for “Cause”, death or “Disability” (each term, as defined in the agreements) or if they resign for “Good Reason” (as defined in the agreements), they are entitled to the following severance payments and benefits:

•	All accrued, but unpaid, obligations (including salary, annual cash incentive, expense reimbursement and vacation pay);

•	Monthly payments equal to 1/12th of annual base salary at the rate in effect immediately prior to termination and 1/12th target annual cash incentive for 18 months following termination, except for Mr. Lane, who would receive monthly payments for 24 months following termination;

•	Continuation of medical benefits for 18 months, except for Mr. Lane, who would receive continuation of medical benefits for 24 months under The Consolidated Omnibus Budget Reconciliation Act (“COBRA”) based on 2017 rates, which includes the administration fee; and

•	A pro-rata annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

These payments and the provision of benefits are generally subject to the execution of a release and compliance with restrictive covenants prohibiting competition, solicitation of employees and interference with business relationships during employment and thereafter during the applicable restriction period. These restrictions apply during employment and for 24 months following termination for Mr. Lane and for 18 months following termination for Messrs. Braun and Churay. In addition, Messrs. Lane, Braun and Churay are subject to perpetual restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In the event of a termination other than for Cause, death or Disability (each term, as defined in the employment agreements) or a resignation with Good Reason, unvested stock options, restricted stock and other long-term equity would continue to vest for 24 months following termination for Mr. Lane and for the 18 months following termination for Messrs. Braun and Churay as if the executive officer remained an active employee so long as the executive officer complies with the executive officer’s obligations with respect to restrictive covenants. Effective as of the end of this 24-month or 18-month period, as applicable, any options, restricted stock awards and other long-term equity awards, in each case, that have not vested or continued to vest under retirement or other provisions of the award would be immediately forfeited.

In addition, each of Messrs. Lane, Braun and Churay would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Separation Payments ($)(2)	Pro Rata Incentive ($)(3)	Value of Medical Benefits ($)	Value of Accelerated Vesting of Equity ($)	Total ($)
Andrew R. Lane	17,981	3,400,000	132,813	33,684	—	3,584,478
James E. Braun	10,048	1,246,875	55,664	23,292	—	1,335,879
Daniel J. Churay	10,000	1,050,000	46,875	34,937	—	1,141,812

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2016.

(2)	In the case of Mr. Lane, the amounts represent 24 months of base salary at the 2016 rate plus 24 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2016 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective base salaries for 18 months plus 18 months of target annual cash incentive following termination at the 2016 target percentage of 75%.

(3)	Mr. Lane has a target annual cash incentive of 100% of his 2016 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2016. Assuming a termination date of December 31, 2016, Messrs. Lane, Braun and Churay would be entitled to receive 15.625% of their target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

Termination for Cause

As defined in the 2007 Stock Option Plan and the 2007 Restricted Stock Plan, upon a termination for Cause, pursuant to the applicable award agreements, stock options that the current named executive officers hold and restricted stock that Mr. Lane holds under the 2007 Restricted Stock Plan, whether vested or unvested, would in each case be forfeited immediately for no consideration. Under the 2011 Omnibus Incentive Plan, upon a termination for Cause (as defined in the 2011 Omnibus Incentive Plan), pursuant to the applicable award agreements, unvested stock options and unvested restricted stock that the current named executive officers hold would be forfeited immediately for no consideration.

Each of the current named executive officers would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Total ($)
Andrew R. Lane	17,981	17,981
James E. Braun	10,048	10,048
Daniel J. Churay	10,000	10,000

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2016.

Termination Due to Death or Disability

Pursuant to the employment agreements with Messrs. Lane, Braun and Churay, upon a termination of employment due to death or Disability (as defined in the agreements), they (or their beneficiaries) would be entitled to receive a pro-rata portion of the annual cash incentive for the fiscal year in which termination occurs, based on actual performance through the end of the fiscal year.

Under the 2011 Omnibus Incentive Plan, pursuant to the applicable award agreements, in the event of a termination due to death or Disability (as defined in the 2011 Omnibus Incentive Plan), the vested stock options and stock awards would remain vested and, in the case of options, would be exercisable until the first anniversary of the date of termination. The unvested stock options and stock awards that were granted to the current named executive officers would be deemed to be vested with respect to an additional 20% to 33% of the shares subject to the award agreement. With respect to Performance Share Units, the number of the Shares awarded will be based on performance at the end of the Performance Period, prorated based on the number of years the Company employed the Participant in the Performance Period prior to Participant’s Death or Disability, rounded up to the nearest whole year. Each of Messrs. Lane, Braun and Churay (or their beneficiaries) would also be paid the value of any accrued but unused vacation time as of the termination date.

Name	Accrued Obligations ($)(1)	Pro Rata Incentive ($)(2)	Value of Accelerated Vesting of Equity ($) (3)	Total ($)
Andrew R. Lane	17,981	132,813	5,150,652	5,301,446
James E. Braun	10,048	55,664	1,005,789	1,071,501
Daniel J. Churay	10,000	46,875	591,213	648,088

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2016.

(2)	Mr. Lane has a target annual cash incentive of 100% of his 2016 annual base salary. Messrs. Braun and Churay have a target annual cash incentive of 75% of annual base salary for 2016. Assuming a termination date of December 31, 2016, Messrs. Lane, Braun and Churay would be entitled to receive 15.625% of their target annual cash incentive. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.

(3)	The amount in this column includes the value of the acceleration of the vesting of an additional 20% to 33% of the unvested restricted stock as indicated in the individual award agreement; an additional 33% of the unvested restricted stock units; and an additional 33% (2016 grants) or 66% (2015 grants) of the performance share units. The accelerated vesting for the performance share units for the RANCE component is based on a 0% payout. The accelerated vesting for the relative TSR component is based on a 146% payout and a 192% payout for the 2015 and 2016 grants, respectively. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2016 of our common stock of $20.26.

Change in Control

Under our employment agreements with each of Messrs. Lane, Braun and Churay, if upon a Change in Control, or within 24 months following a Change in Control, the Executive’s employment is terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason (each as defined in the agreements), the executive would be entitled to the following:

•	All accrued, but unpaid obligations (including, salary, annual cash incentive, expense reimbursement and vacation pay);

•	Payment of an amount equal to the sum of 24 months (36 months for Mr. Lane) of the executive’s base salary and two times (three times for Mr. Lane) the target annual cash incentive in effect on the date of termination; and

•	Medical Continuation (as defined in each employment agreement) for 24 months (36 months for Mr. Lane).

Additionally, all options and restricted stock awards outstanding on the date of a Change in Control (as defined in the 2011 Omnibus Incentive Plan) would accelerate and vest.

Each of Messrs. Lane, Braun and Churay’s employment agreements and the 2011 Omnibus Incentive Plan defines a Change in Control as:

(a)	An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent of:

(i)	the then-outstanding shares of common stock of the Company and any other securities into which those shares are changed or for which those shares are exchanged (“Shares”); or

(ii)	the combined voting power of the Company’s then-outstanding Voting Securities;

provided, that in determining whether a Change in Control has occurred, the acquisition of Shares or Voting Securities in a Non-Control Acquisition (defined below) shall not constitute a Change in Control;

(b)	The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction” (defined below);

(c)	A complete liquidation or dissolution of the Company; or

(d)	The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity (defined below) or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of shares or voting securities by the Company which, by reducing the number of shares or voting securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company and, after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares or voting securities and such beneficial ownership increases the percentage of the then outstanding shares or voting securities beneficially owned by the Subject Person, then a Change in Control will occur.

A “Non-Control Acquisition” means an acquisition by:

(a)	an employee benefit plan (or a trust forming a part thereof) maintained by:

(i)	the Company; or

(ii)	any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”),

(b)	the Company or any Related Entity, or

(c)	any Person in connection with a Non-Control Transaction (defined below).

A “Non-Control Transaction” means a Merger in which:

(a)	the shareholders of the Company immediately before the Merger own directly or indirectly immediately following the Merger at least a majority of the combined voting power of the outstanding voting securities of:

(i)	the corporation resulting from the Merger (the “Surviving Corporation”), if there is no Person that Beneficially Owns, directly or indirectly, 50% or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation (a “Parent Corporation”), or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of:

(i)	the Surviving Corporation, if there is no Parent Corporation, or
(ii)	if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(c)	no Person other than:

(i)	the Company or another corporation that is a party to the agreement of Merger,
(ii)	any Related Entity,
(iii)	any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or
(iv)	any Person who, immediately prior to the Merger had Beneficial Ownership of 50% or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of:

(x) the Surviving Corporation, if there is no Parent Corporation, or

(y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.

Pursuant to the NQD Plan, the full amount of a participant’s account will be paid within thirty days of the Change in Control. The plan defines “Change in Control” as, in a single transaction or a series of related transactions, the occurrence of the following event: a majority of the outstanding voting power of PVF Holdings, MRC Global Inc. or MRC Global (US) Inc., or substantially all of the assets of MRC Global (US) Inc., shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person (as defined in the plan) (other than any Member (as defined in the PVF LLC Agreement) or any of its or their affiliates, or PVF Holdings or any of its affiliates) or any two or more Persons (other than any Member or any of its or their affiliates, or PVF Holdings or any of its affiliates) acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of the voting power of PVF Holdings, MRC Global Inc. or MRC Global (US) Inc.; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

The accelerated vesting of accounts under the NQD Plan in the event of a Change in Control does not provide an extra benefit to the current named executive officer because his account was fully vested as of December 31, 2007.

The table below assumes that a Change in Control (as defined in the employment agreements and the NQD Plan) has occurred effective as of December 31, 2016.

Name	Accrued Obligations ($)(1)	Lump Sum Payment ($)(2)	Value of Medical Benefits ($)(3)	Value of Accelerated Vesting of Equity ($)(4)	Total ($)
Andrew R. Lane	17,981	5,100,000	50,526	14,586,352	19,754,859
James E. Braun	10,048	1,662,500	31,056	2,714,174	4,417,778
Daniel J. Churay	10,000	1,400,000	46,583	1,608,586	3,065,169

(1)	These amounts represent accrued salary and accrued but unused vacation time as of December 31, 2016.

(2)	In the case of Mr. Lane, the amount represents 36 months of base salary at the 2016 rate plus 36 months of target annual cash incentive. Mr. Lane has a target annual cash incentive of 100% of his 2016 base salary. In the case of Messrs. Braun and Churay, the amounts represent the continuation of their respective base salaries for 24 months plus 24 months of target annual cash incentive. Messrs. Braun and Churay have a target annual cash incentive of 75% of their respective 2016 base salary.

(3)	In the case of Mr. Lane, the amounts represent 36 months of continued medical coverage based on 2017 COBRA rates, which include the administration fee. In the case of Messrs. Braun and Churay, the amounts represent 24 months of continued medical coverage based on 2017 COBRA rates, which include the administration fee.

(4)	The amount in this column includes the value of the acceleration of the unvested stock options, unvested restricted stock and restricted stock units and unvested performance share units. The accelerated vesting for the performance share units for the RANCE component is based on a 0% payout. The accelerated vesting for the relative TSR component is based on a 146% payout and a 192% payout for the 2015 and 2016 grants, respectively. In all cases, the value of the accelerated vesting is based on the closing price on December 31, 2016 of our common stock of $20.26.

Certain Relationships and Related Transactions

This section describes material related party transactions between us and our directors, executive officers and 5% stockholders and their immediate family members that occurred in 2016.

Transactions with Hansford Associates Limited Partnership

MRC Global (US) Inc., our principal U.S. operating subsidiary, leases certain land and buildings at various locations from Hansford Associates Limited Partnership (“Hansford Associates”), a limited partnership in which H.B. Wehrle, III (a member of the Board) and certain of his immediate family members are limited partners. Mr. Wehrle owns approximately 5% of Hansford Associates. MRC Global (US) Inc. paid Hansford Associates a rental amount of approximately $1,935,700 in 2016. We believe that the rental amounts under MRC Global (US) Inc.’s leases with Hansford Associates are generally comparable to market rates negotiable among unrelated parties.

Registration Rights Agreement

We are a party to a registration rights agreement with certain of our stockholders. Pursuant to this agreement, among other things, Transmark Holdings N.V. (now known as Corona Holdings N.V.) has the right to require us to register the shares of common stock which it owns on one occasion. The agreement also contains various customary indemnification, contribution and expense reimbursement provisions. Our director, Mr. Krans, controls Corona Holdings N.V.

Related Party Transaction Policy

We have in place a formal written Related Party Transaction Policy for the review, approval, ratification and disclosure of related party transactions. This policy applies to any transaction, arrangement or relationship (or any series of similar or related transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related party had or will have a direct or indirect material interest. The Audit Committee of the Board must review, and may approve and ratify a related party transaction that is subject to the Related Party Transaction Policy, if the transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, that the Audit Committee believes are no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third-party, unless the Audit Committee otherwise determines that the transaction is not in our best interests. Our Audit Committee does not need to approve or ratify any related party transaction or modification of the transaction that the Board has approved or ratified by the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such transaction. In addition, our Compensation Committee, rather than our Audit Committee, must approve related party transactions involving compensation of our directors and executive officers.

Our credit facilities also contain covenants which, subject to certain exceptions, require us to conduct all transactions with any of our affiliates on terms that are substantially as favorable to us as we would obtain in a comparable arm’s-length transaction with a person that is not an affiliate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of MRC Global common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require MRC Global to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of these reports submitted to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and beneficial owners of greater than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2016, except that the Form 4 filing for Mr. Krans with respect to the sale of shares through a limited liability company on June 10, 2016 was not reported within the two business day required filing period. The error was not discovered until August 17, 2016 and the Form 4 filing was made on August 17, 2016.

Report of the Audit Committee

The Company’s Audit Committee is composed entirely of non-management Directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In addition, the Board of Directors has determined that all of the members of the Audit Committee are financial experts as defined by the rules and regulations of the SEC. In 2016, the Audit Committee held four meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter, which complies with all current regulatory requirements, can be viewed on the Company’s website, www.mrcglobal.com click on “Investor Relations,” then “Corporate Governance,” then “Committee Charters – Audit Committee.”

During 2016, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team. Additionally, the Audit Committee had separate private sessions, during its regularly scheduled meetings, with the Company’s general counsel, independent auditors, and the vice president of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control matters took place. The Audit Committee also discusses the effectiveness of the Company’s compliance program and receives status reports of compliance issues.

The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect to these processes and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee reviewed with senior members of management, including the vice president of internal audit and general counsel, and the independent auditors, significant risks and exposures that management identified, the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s Code of Ethics and Code of Ethics for Principal Executive and Senior Financial Officers, and the Company’s quality, safety, environmental assurance and information technology security programs.

The Audit Committee evaluates the performance of the Company’s independent auditors, including the senior audit engagement team, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services the auditors provided, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors and knowledge of the Company’s global operations and industry. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent auditors for the year ended December 31, 2017, and reviewed with senior members of the Company’s financial management team, the independent auditors, and the vice president of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the shareholders, at their Annual Meeting, to ratify the appointment of the independent auditors (see Proposal III beginning on page 66).

The Audit Committee is directly responsible for appointing, compensating, retaining and overseeing the work of MRC Global’s independent registered public accounting firm, including reviewing and evaluating the performance of the lead audit partner responsible for the Company’s audit, overseeing the required five-year rotation of the lead audit partner and reviewing and considering the selection of the new lead audit partner. Ernst & Young LLP’s current lead audit partner’s five-year rotation will be complete with the 2017 year-end audit. In anticipation of the need for a new lead audit partner, in the fall of 2016 the Audit Committee, its chair and management provided input to Ernst & Young LLP about MRC Global priorities, discussed candidate qualifications, interviewed potential candidates put forth by Ernst & Young LLP and selected a new lead audit partner to begin as the lead audit partner for the 2018 audit. During 2017, the newly selected lead audit partner will shadow the currently serving lead audit partner through the discourse of his duties with respect to MRC Global in preparation for his term beginning in 2018.

Management has reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications that the Chief Executive Officer and the Chief Financial Officer prepared that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for appropriate policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Audit Committee discussed those matters required to be discussed by the auditors with the Audit Committee under the rules of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committee (AS16). The Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the Audit Committee concerning independence and has discussed with the independent auditors their independence. The Audit Committee considered with the independent auditors whether the provision of non-audit services they provided to the Company during 2016 was compatible with their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries and the effectiveness of the Company’s internal control over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

Barbara J. Duganier, Chair

Leonard M. Anthony

John A. Perkins

Principal Accounting Fees and Services

The following table presents by category of service the total fees for services rendered by E&Y during the fiscal years ended December 31, 2016 and 2015.

	Year Ended December 31 (Dollars in thousands)
	2016	2015
Audit Fees (1)	$2,274	$2,422
Audit Related Fees (2)	28	28
Tax Compliance Fees	315	435
Tax Advisory Fees (3)	348	521
All Other Fees (4)	65	69
	$3,030	$3,475

(1)	Includes fees and expenses related to the fiscal year audit and interim review, for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements, statutory audit services required internationally and reviews of the Company’s quarterly financial statements.

(2)	Includes fees for the audit of the Company’s retirement plan.

(3)	Includes fees for planning and advice with respect to various domestic and foreign corporate tax matters.

(4)	Miscellaneous out-of-pocket expenditures in connection with services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of E&Y, our independent registered public accounting firm, based upon the quality and efficiency of services provided by E&Y, their global capabilities, and their knowledge and expertise of our operations. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent registered public accounting firm.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of E&Y. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for these projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to the chairman of the Audit Committee; provided that any pre-approvals are reported to the Audit Committee at a subsequent Audit Committee meeting. In 2015 and 2016, the Audit Committee approved all of E&Y’s services.

The Audit Committee’s pre-approval policy with respect to audit and non-audit services is an attachment to the Audit Committee Charter, which is available on our website at www.mrcglobal.com.

PROPOSAL III: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent, registered public accounting firm. At a meeting held on February 13, 2017, the Audit Committee appointed Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2017. A representative of E&Y will attend the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Stockholder approval of the appointment of E&Y is not required, but the Audit Committee and the Board are submitting the selection of E&Y for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of E&Y, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that MRC Global makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that MRC Global specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

OTHER MATTERS

The Board has not received valid notice of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the annual meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

It is important that proxies be returned promptly to ensure that your shares are represented at the Annual Meeting. Shareholders are urged to submit your proxy or voting instructions as soon as possible electronically over the internet, by telephone or, if you received a printed copy of the proxy materials, by completing, dating, signing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope provided with your proxy materials.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.mrcglobal.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the MRC Global Code of Ethics are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at Fulbright Tower, 1301 McKinney Street, Suite 2300, Houston, Texas 77010.

Houston, Texas

March 20, 2017

CORE RESPONSIBILITY IN ACTION

MRC Global Cares

Uplifting the communities where we live and work is central to our culture. MRC Global supports education health and human services, the arts and humanities and civic projects through the McJunkin Red Man Foundation and MRC Global Cares initiatives.

MRC Global Green Team

The MRC Global Green Team implements initiatives aimed at helping MRC Global minimize our impact on the environment. From a Company-wide recycling program to energy efficient lighting in our warehouses – we are taking action.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies must be received by 12:59 a.m. Houston, TX Time, on May 2, 2017

Vote by internet • Go to www.investorvote.com/MRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below and “FOR” Proposals II and III.

I.	Election of Directors:	01) Rhys J. Best 02) Leonard M. Anthony 03) Barbara J. Duganier 04) Craig Ketchum 05) Gerard P. Krans	06) Andrew R. Lane 07) Cornelis A. Linse 08) John A. Perkins 09) H.B. Wehrle, III 10) Robert L. Wood	For All ☐	Withhold All ☐	For All Except ☐

II.	Approve a non-binding advisory resolution approving the Company’s named executive officer compensation.			For ☐	Against ☐	Abstain ☐

III.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017.			For ☐	Against ☐	Abstain ☐

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

MRC GLOBAL INC.

Annual Meeting of Stockholders

May 2, 2017

10:00 a.m. Houston, Texas time

Fulbright Tower Auditorium

1301 McKinney Street

Houston, Texas 77010

Important notice regarding the internet availability of

proxy materials for the Annual Meeting of Stockholders.

The 2017 Proxy Statement and Annual Report are available at:

www.edocumentview.com/MRC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – MRC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of MRC Global Inc. for the Annual Meeting of Stockholders on May 2, 2017.

The stockholder of MRC Global Inc. (“MRC Global”) referenced on the reverse side hereof hereby appoints JAMES E. BRAUN and DANIEL J. CHURAY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of MRC GLOBAL’s Stock the stockholder referenced on the reverse side hereof is entitled to vote at the Annual Meeting of Stockholders of MRC Global Inc. to be held on the 2nd day of May, 2017, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING